     TRANSACTION AGREEMENT

by and between

BANCO BILBAO VIZCAYA ARGENTARIA, S.A.

and

COMPASS BANCSHARES, INC.

_____________________

DATED AS OF FEBRUARY 16, 2007

	ARTICLE I
	THE REINCORPORATION MERGER
1.1	The Reincorporation Merger	2
1.2	Reincorporation Effective Time	2
1.3	Effects of the Reincorporation Merger	2
1.4	Conversion of Shares	2
1.5	Options	3
1.6	Other Stock-Based Awards	3
1.7	Articles of Incorporation	4
1.8	Bylaws	4
1.9	Tax Consequences	4
1.10	Board of Directors; Management	4
	ARTICLE II
	THE SHARE EXCHANGE
2.1	The Share Exchange	5
2.2	Exchange Effective Time	5
2.3	Effects of the Share Exchange	5
2.4	Exchange of Company Virginia Sub Common Stock	6
2.5	Proration	7
2.6	Parent Capital Stock	9
2.7	Options	9
2.8	Restricted Stock Awards	9
2.9	Other Stock-Based Awards	10
	ARTICLE III
	DELIVERY OF CONSIDERATION
3.1	Election Procedures	10
3.2	Deposit of Consideration	12
3.3	Delivery of Consideration	12
	ARTICLE IV
	THE THIRD STEP MERGER
4.1	The Third Step Merger	15
4.2	Third Step Merger Effective Time	15
4.3	Effects of the Third Step Merger	15
4.4	Conversion of Shares	15
	ii

4.5	Certificate of Formation	16
4.6	Bylaws	16
4.7	Tax Consequences	16
4.8	Board of Directors; Management	16
	ARTICLE V
	REPRESENTATIONS AND WARRANTIES OF THE COMPANY
5.1	Corporate Organization	17
5.2	Capitalization	18
5.3	Authority; No Violation	19
5.4	Consents and Approvals	20
5.5	Reports; Regulatory Matters	20
5.6	Financial Statements	22
5.7	Broker’s Fees	24
5.8	Absence of Certain Changes or Events	24
5.9	Legal Proceedings	25
5.10	Taxes and Tax Returns	25
5.11	Employee Matters	26
5.12	Compliance with Applicable Law	28
5.13	Certain Contracts	29
5.14	Risk Management Instruments	29
5.15	Investment Securities and Commodities	30
5.16	Loan Portfolio	30
5.17	Property	32
5.18	Intellectual Property	33
5.19	Environmental Liability	33
5.20	Investment Adviser Subsidiaries; Funds; Clients	34
5.21	Broker-Dealer Subsidiaries	35
5.22	State Takeover Laws	36
5.23	Reorganization; Approvals	36
5.24	Opinion	36
5.25	Related Party Transactions	36
5.26	Company Virginia Sub	36
5.27	Information Supplied	38

iii

	ARTICLE VI
	REPRESENTATIONS AND WARRANTIES OF PARENT
6.1	Corporate Organization	38
6.2	Capitalization	39
6.3	Authority; No Violation	39
6.4	Consents and Approvals	40
6.5	Reports; Regulatory Matters	41
6.6	Financial Statements	42
6.7	Broker’s Fees	44
6.8	Absence of Certain Changes or Events	44
6.9	Legal Proceedings	44
6.10	Taxes and Tax Returns	44
6.11	Compliance with Applicable Law	44
6.12	Intellectual Property	45
6.13	Reorganization; Approvals	45
6.14	Opinion	45
6.15	Parent Texas Sub	45
6.16	Information Supplied	47
	ARTICLE VII
	COVENANTS RELATING TO CONDUCT OF BUSINESS
7.1	Conduct of Businesses Prior to the Exchange Effective Time	47
7.2	Company Forbearances	47
7.3	Parent Forbearances	50
	ARTICLE VIII
	ADDITIONAL AGREEMENTS
8.1	Regulatory Matters	51
8.2	Access to Information	52
8.3	Stockholder Meetings	53
8.4	Affiliates	53
8.5	Listing	54
8.6	Employee Matters	54
8.7	Indemnification; Directors’ and Officers’ Insurance	55
8.8	Additional Agreements	56
8.9	Advice of Changes	56

	iv

8.10	Exemption from Liability Under Section 16(b)	57
8.11	No Solicitation	57
8.12	Structure of the Transaction	59
8.13	Joinder Agreement	59
	ARTICLE IX
	CONDITIONS PRECEDENT
9.1	Conditions to Each Party’s Obligation To Effect the Transaction	59
9.2	Conditions to Obligations of Parent	60
9.3	Conditions to Obligations of the Company	60
	ARTICLE X
	TERMINATION AND AMENDMENT
10.1	Termination	61
10.2	Effect of Termination	63
10.3	Fees and Expenses	63
10.4	Termination Fee	63
10.5	Amendment	64
10.6	Extension; Waiver	65
	ARTICLE XI
	GENERAL PROVISIONS
11.1	Closing	65
11.2	Standard	65
11.3	Nonsurvival of Representations, Warranties and Agreements	66
11.4	Notices	66
11.5	Interpretation	67
11.6	Counterparts	67
11.7	Entire Agreement	68
11.8	Governing Law; Jurisdiction	68
11.9	Publicity	68
11.10	Assignment; Third Party Beneficiaries	68

v

INDEX OF DEFINED TERMS
2006 10-K	22
2006 20-F	43
409A Authorities	28
Agencies	32
Agency	32
Aggregate Consideration	9
Agreement	1
Alternative Proposal	58
Alternative Transaction	58
Articles of Merger	15
BHC Act	17
Board Reports	52
Broker-Dealer Subsidiary	36
Capital Increase	39
Cash Amount	7
Cash Consideration	6
Cash Election	6
Cash Election Shares	6
Claim	56
Closing	66
Closing Date	66
Code	1
Commercial Registry	6
Company Advisory Client	34
Company Advisory Contract	34
Company Advisory Entity	34
Company Benefit Plans	27
Company Board	1
Company Bylaws	4
Company Capitalization Date	18
Company Certificate	4
Company Common Certificate	3
Company Common Stock	2
Company Contract	30
Company Criticized Assets	31
Company Disclosure Schedule	17
Company Fund Client	34
Company Leased Properties	33
Company Owned Properties	33
Company Preferred Stock	18
Company Real Property	33
Company Regulatory Agreement	22
Company Requisite Regulatory Approvals	62
Company Restricted Stock	3
Company SEC Reports	22
Company Stock Options	3

vi

Company Stock Plans	3
Company Stock-Based Awards	4
Company Stockholder Approval	20
Company Subsidiary	18
Company Virginia Exchange Certificate	5
Company Virginia Sub	1
Company Virginia Sub Articles	4
Company Virginia Sub Board	1
Company Virginia Sub Bylaws	4
Company Virginia Sub Certificates	3
Company Virginia Sub Common Stock	3
Confidentiality Agreement	54
Consideration	7
Covered Employees	54
Deed of Capital Increase	6
Depositary	12
Depositary Agreement	7
Derivative Transactions	30
DGCL	2
Election	10
Election Deadline	11
ERISA	26
EU-IFRS	18
Exchange Act	22
Exchange Agent	11
Exchange Agent Agreement	11
Exchange Fund	12
Exchange Effective Time	5
Exchange Ratio	7
F-4	20
FDIC	18
Federal Reserve Board	20
Final Surviving Corporation	15
Form ADV	35
Form BD	36
Form of Election	10
GAAP	18
Governmental Entity	21
Holder	10
HSR Act	21
Indemnified Parties	56
Injunction	60
Insurance Amount	57
Intellectual Property	34
Investment Advisers Act	34
Investment Company Act	34
IRS	26

vii

Letter of Transmittal	12
Liens	19
Loans	31
Material Adverse Effect	24
Materially Burdensome Regulatory Condition	53
Non-Election Shares	7
Nonqualified Deferred Compensation Plan	28
NSEC	41
NYSE	21
Option	9
Other Regulatory Approvals	20
Parent ADSs	7
Parent Board	1
Parent Bylaws	39
Parent Charter	39
Parent Closing Price	9
Parent Disclosure Schedule	39
Parent Ordinary Shares	6
Parent Regulatory Agreement	42
Parent Requisite Regulatory Approvals	61
Parent SEC Reports	43
Parent Shareholder Approval	40
Parent Subsidiary	18
Parent Texas Sub Board	1
Parent Texas Sub Common Stock	16
Permitted Encumbrances	33
Per Share Amount	9
Policies, Practices and Procedures	31
Pool	32
Prospectus	41
Proxy Statement	20
Regulatory Agencies	21
Reincorporation Effective Time	2
Reincorporation Merger	1
Related Party Transaction	37
Sarbanes-Oxley Act	22
SBA	20
SCL	5
SEC	20
Securities Act	19
Share Component	7
Share Consideration	6
Share Conversion Number	7
Share Election	6
Share Election Number	8
Share Election Shares	6
Share Exchange	1

viii

Shortfall Number	8
Sponsored	34
SRO	21
Stock Based Award	4
Subsidiary	17
Subsidiary Banks	18
Surviving Corporation	2
Takeover Statutes	36
Tax	26
Tax Return	26
Taxes	26
TBCA	1
TBOC	15
Third Step Merger	1
Third Step Merger Effective Time	16
Transaction	1
Transfer Agent	5
Voting Debt	18
VSCA	1

ix

TRANSACTION AGREEMENT

     TRANSACTION AGREEMENT (this “Agreement”), dated as of February 16, 2007, by and among BANCO BILBAO VIZCAYA ARGENTARIA, S.A., a bank organized and existing under the Laws of Spain (“Parent”), and COMPASS BANCSHARES, INC., a Delaware corporation (the “Company”).

W I T N E S S E T H:

     WHEREAS, promptly following the execution of this Agreement, Parent shall form a new wholly owned subsidiary (“Parent Texas Sub”) as a Texas corporation under and in accordance with the Texas Business Corporation Act (the “TBCA”), and Parent shall cause Parent Texas Sub to, and Parent Texas Sub shall, sign a joinder agreement to this Agreement and be bound hereunder;

     WHEREAS, promptly following the execution of this Agreement, the Company shall form a new wholly owned subsidiary (“Company Virginia Sub”) as a Virginia corporation under and in accordance with the Virginia Stock Corporation Act (the “VSCA”), and the Company shall cause Company Virginia Sub to, and Company Virginia Sub shall, sign a joinder agreement to this Agreement and be bound hereunder;

     WHEREAS, the Boards of Directors of each of Parent (the “Parent Board”) and the Company (the “Company Board”) have approved, and the Boards of Directors of each of Parent Texas Sub (the “Parent Texas Sub Board”) and Company Virginia Sub (the “Company Virginia Sub Board”) shall approve, the strategic business combination transactions provided for herein (the “Transaction”) whereby (1) the Company will merge with and into Company Virginia Sub, with Company Virginia Sub surviving such merger (the “Reincorporation Merger”), (2) immediately following the Reincorporation Merger, Company Virginia Sub, as the surviving corporation in the Reincorporation Merger, will become a wholly owned subsidiary of Parent pursuant to a statutory share exchange (the “Share Exchange”) in accordance with VSCA and (3) immediately following the Share Exchange, Company Virginia Sub will merge with and into Parent Texas Sub (the “Third Step Merger”), with Parent Texas Sub as the surviving corporation in such Third Step Merger;

     WHEREAS, concurrently with the execution of this Agreement, certain of the senior executives of the Company are entering into employment agreements with Parent and the Company, which employment agreements shall become effective as of the Exchange Effective Time (as defined below);

     WHEREAS, it is the intent of the parties hereto that, for U.S. federal income tax purposes, the Reincorporation Merger shall constitute a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and that this Agreement shall constitute a “plan of reorganization” in respect of the Reincorporation Merger for the purposes of Sections 354 and 361 of the Code;

     WHEREAS, it is the intent of the parties hereto that, for U.S. federal income tax purposes, the Share Exchange and the Third Step Merger shall be treated as a single, integrated transaction that constitutes a “reorganization” within the meaning of Section 368(a) of the Code, and that this Agreement shall constitute a “plan of reorganization” in respect of such transaction for the purposes of Sections 354 and 361 of the Code;

     WHEREAS, for U.S. federal income tax purposes, it is intended that the Share Exchange and the Third Step Merger result in no gain recognition to the shareholders of Company Virginia Sub pursuant to Section 367(a) of the Code;

     WHEREAS, the parties desire to make certain representations, warranties and agreements in connection with the Transaction and also to prescribe certain conditions to the Transaction.

     NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties agree as follows:

ARTICLE I

THE REINCORPORATION MERGER

1.1 The Reincorporation Merger. Subject to the terms and conditions of this Agreement, in accordance with the General Corporation Law of Delaware (the “DGCL”) and the VSCA, at the Reincorporation Effective Time, the Company shall merge with and into Company Virginia Sub. Company Virginia Sub shall be the surviving corporation (the “Surviving Corporation”) in the Reincorporation Merger and shall continue its corporate existence under the laws of the Commonwealth of Virginia. Upon consummation of the Reincorporation Merger, the separate corporate existence of the Company shall terminate.

1.2 Reincorporation Effective Time. The Reincorporation Merger shall become effective in accordance with a Plan of Merger (which Plan of Merger shall be prepared by Company promptly following the date of this Agreement and shall be consistent with this Agreement and the VSCA and reasonably satisfactory to Parent) on the Closing Date (as defined in Section 11.1) at the time that is specified in the certificate of merger relating to the Reincorporation Merger issued by the Virginia State Corporation Commission and upon the issuance of the certificate of merger by the Secretary of State of the State of Delaware (the “Reincorporation Effective Time”).

1.3 Effects of the Reincorporation Merger. At and after the Reincorporation Effective Time, the Reincorporation Merger shall have the effects set forth in the DGCL and the VSCA.

1.4 Conversion of Shares.

     (a) At the Reincorporation Effective Time, by virtue of the Reincorporation Merger and without any action on the part of the Company, Company Virginia Sub or any holder of common stock, par value $2.00 per share, of the Company (the “Company Common Stock”), (i) each share of Company Common Stock (including restricted shares of Company Common Stock (“Company Restricted Stock”)) issued and outstanding immediately prior to the Reincorporation Effective Time (other than shares held in treasury) shall be converted into one share of common stock, par value $2.00 per share, of Company Virginia Sub (the “Company Virginia Sub Common Stock”), (ii) each share of Company Common Stock held in the treasury of the Company immediately prior to the Reincorporation Effective Time shall be cancelled and (iii) each share of Company Virginia Sub Common Stock issued and outstanding immediately prior to the Reincorporation Effective Time shall be cancelled.

     (b) All of the shares of Company Common Stock converted into shares of Company Virginia Sub Common Stock pursuant to Section 1.4(a) shall no longer be outstanding and shall automatically be canceled and shall cease to exist as of the Reincorporation Effective Time, and each certificate previously representing any such shares (“Company Common Certificate”) shall thereafter represent, without the requirement of any exchange thereof, that number of shares of Company Virginia Sub Common Stock into which such shares of Company Common Stock represented by such Company Common Certificate have been converted pursuant to Section 1.4(a) (such certificates following the Reincorporation Merger, the “Company Virginia Sub Certificates”).

1.5 Options. The Company and Company Virginia Sub shall take all requisite action such that, at the Reincorporation Effective Time, each option granted by the Company to purchase shares of Company Common Stock (the “Company Stock Options”) that is outstanding and unexercised immediately prior thereto shall cease to represent a right to acquire shares of Company Common Stock and shall be converted automatically into an option to purchase a number of shares of Company Virginia Sub Common Stock equal to the number of shares of Company Common Stock subject to such Company Stock Option immediately prior to the Reincorporation Effective Time at an exercise price per share of Company Virginia Sub Common Stock equal to the exercise price per share of Company Common Stock in effect immediately prior to the Reincorporation Effective Time and otherwise subject to the terms of the Compass Bancshares, Inc. 2006 Incentive Compensation Plan, Compass Bancshares, Inc. 2002 Incentive Compensation Plan, Compass Bancshares, Inc. 1999 Omnibus Incentive Compensation Plan, and 1996 Long Term Incentive Plan (the “Company Stock Plans”) under which such Company Stock Options were issued and the agreements evidencing grants thereunder (including accelerated vesting provisions under such agreements evidencing grants thereunder or under any employment agreements between employees of the Company and the Company). The duration and other terms of the new option shall be the same as the original Company Stock Option except that all references to the Company shall be deemed to be references to Company Virginia Sub.

1.6 Other Stock-Based Awards. The Company and Company Virginia Sub shall take all requisite action such that, at the Reincorporation Effective Time, each incentive award of any kind, contingent or accrued, to receive Company Common Stock or an amount measured in whole or in part by reference to the value of a number of shares of Company Common Stock granted under the Company Stock Plans or otherwise (including under any Company Benefit Plan) (including performance shares, restricted stock units, phantom units, deferred stock units and dividend equivalents) other than Company Stock Options and Company Restricted Stock (each, other than Company Stock Options and Company Restricted Stock, “Company Stock-Based Awards”), shall cease to represent a right to acquire or receive shares of Company Common Stock or an amount measured by reference to the value of a number of shares of Company Common Stock and shall be converted automatically into a right to receive a number of shares of Company Virginia Sub Common Stock or an amount measured by reference to a number of shares of Company Virginia Sub Common Stock equal to the number of shares of Company Common Stock subject to such Company Stock-Based Award immediately prior to the Reincorporation Effective Time (a “Stock-Based Award”) and subject to the terms of the Company Stock Plans or Company Benefit Plan under which such Company Stock-Based Awards were issued or created and the agreements evidencing grants or rights thereunder (including accelerated vesting provisions under such agreements evidencing grants thereunder or under any employment agreements between employees of the Company and the Company). The duration and other terms of the substituted Stock-Based Awards shall be the same as the original Company Stock-Based Awards except that all references to the Company shall be deemed to be references to Company Virginia Sub.

1.7 Articles of Incorporation. Subject to the terms and conditions of this Agreement, at the Reincorporation Effective Time, the Articles of Incorporation of Company Virginia Sub (the “Company Virginia Sub Articles”) in effect immediately prior to the Reincorporation Merger shall be the Articles of Incorporation of the Surviving Corporation until thereafter amended in accordance with applicable law (it being understood and agreed that the Company Virginia Sub Articles shall be substantially consistent with the certificate of incorporation of the Company, as amended and restated through the date hereof (the “Company Certificate”) as in effect immediately prior to the Reincorporation Effective Time with such changes as are (a) required by the VSCA and (b) otherwise as proposed by Parent and not reasonably objected to by Company; subject, however, in each case to the provisions of Section 8.7 hereof). The Company Virginia Sub Articles shall provide that authorization of a share exchange pursuant to Section 13.1-718 of the VSCA shall require the approval of a majority of all of the votes entitled to be cast on such matter by holders of Company Virginia Sub Common Stock.

1.8 Bylaws. Subject to the terms and conditions of this Agreement, at the Reincorporation Effective Time, the Bylaws of Company Virginia Sub (the “Company Virginia Sub Bylaws”) in effect immediately prior to the Reincorporation Merger shall be the Bylaws of the Surviving Corporation until thereafter amended in accordance with applicable law (it being understood and agreed that the Company Virginia Sub Bylaws shall be substantially consistent with the bylaws of the Company, as amended and restated through the date hereof (the “Company Bylaws”) as in effect immediately prior to the Reincorporation Effective Time with such changes as are (a) required by the VSCA and (b) otherwise as proposed by Parent and not reasonably objected to by Company; subject, however, in each case to the provisions of Section 8.7 hereof).

1.9 Tax Consequences. It is intended that the Reincorporation Merger shall constitute a “reorganization” within the meaning of Section 368(a) of the Code, and that this Agreement shall constitute a “plan of reorganization” in respect of the Reincorporation Merger for the purposes of Sections 354 and 361 of the Code.

1.10 Board of Directors; Management. The directors and officers of Company immediately prior to the Reincorporation Effective Time shall be the directors and officers of Company Virginia Sub, each to hold office in accordance with the Company Virginia Sub Articles and Bylaws until their respective successors are duly elected or appointed and qualified.

ARTICLE II

THE SHARE EXCHANGE

2.1 The Share Exchange. Subject to the terms and conditions of this Agreement, in accordance with the VSCA and the Spanish Corporation Law of 1989 (Texto Refundido de la Ley de Sociedades Anónimas aprobado por el Real Decreto Legislativo 1564/1989) (the “SCL”), at the Exchange Effective Time, pursuant to the provisions of Section 13.1-721 of the VSCA, Company Virginia Sub shall become a wholly owned subsidiary of Parent through the exchange of each outstanding share of Company Virginia Sub Common Stock for the Consideration (as defined below).

2.2 Exchange Effective Time. The Share Exchange shall become effective, immediately following the Reincorporation Effective Time, in accordance with the Plan of Share Exchange (which Plan of Share Exchange shall be prepared by Parent promptly following the date of this Agreement and shall be consistent with this Agreement and the VSCA and reasonably satisfactory to the Company) on the Closing Date at the time (the “Exchange Effective Time”) that is specified in the certificate of share exchange relating to the Share Exchange issued by the Virginia State Corporation Commission, at which time, by virtue of the Share Exchange and as set forth in the Plan of Share Exchange and the VSCA, Parent shall automatically become the holder and owner of one hundred percent of the outstanding capital stock of Company Virginia Sub, including one hundred percent of the outstanding shares of Company Virginia Sub Common Stock, with the former holders of such outstanding shares being only entitled to receive the Consideration as provided for in Section 2.4. The Transfer Agent, for the benefit of Parent, shall receive at the Exchange Effective Time the Company Virginia Exchange Certificate representing its ownership of all such outstanding shares of Company Virginia Sub Common Stock in exchange for the Consideration being issued pursuant to Section 2.4. As used in this Agreement, “Company Virginia Exchange Certificate” shall mean the certificate representing the shares of Company Virginia Common Stock being received by Parent pursuant to the terms hereof, which shares shall represent one hundred percent of the outstanding capital stock of Company Virginia Sub, including one hundred percent of the outstanding shares of Company Virginia Common Stock.

2.3 Effects of the Share Exchange. At and after the Exchange Effective Time, the Share Exchange shall have the effects set forth in the VSCA and the separate corporate existence of each of Company Virginia Sub and Parent shall continue and all shares of Company Virginia Sub Common Stock issued and outstanding shall, by virtue of the Share Exchange, continue to be issued and outstanding shares and shall be owned and held by Parent, and Company Virginia Sub shall deliver the Company Virginia Exchange Certificate evidencing such shares to a transfer agent theretofore selected by Parent and reasonably acceptable to the Company (the “Transfer Agent”) pursuant to an agreement between Company Virginia Sub, Parent and the Transfer Agent obligating the Transfer Agent, immediately upon receipt of the Company Virginia Exchange Certificate, to certify to Parent that it has received such Company Virginia Exchange Certificate on behalf and for the benefit of Parent and that Parent is the beneficial and record owner of such shares and that no other shares of capital stock of Company Virginia Sub are outstanding. The Parent Board shall thereupon execute the decision taken by the Extraordinary General Meeting of Parent to increase the share capital of Parent in accordance with Articles 153(a) and 155 of the SCL, against a contribution in kind (Aumento con aportaciones no dinerarias), and shall register such action pursuant to the Deed of Capital Increase (the “Deed of Capital Increase”) granted before a Spanish Notary with the Commercial Registry (Registro Mercantil) of the Province of Vizcaya (the “Commercial Registry”). Pursuant to the Share Exchange, the Deed of Capital Increase (as registered with the relevant Commercial Registry) shall be delivered to the Spanish Settlement and Clearing System, for the new shares to be listed and registered in the name of the Depositary (as defined below), for the account of Company Virginia Sub Common Stock holders, and to any required stock exchanges for the admission authorization of Parent Ordinary Shares to be listed.

2.4 Exchange of Company Virginia Sub Common Stock. At the Exchange Effective Time, by virtue of the Share Exchange and without any further action on the part of Parent, Company Virginia Sub or any holder of Company Virginia Sub Common Stock:

     (a) All shares of Company Virginia Sub Common Stock that are owned by Parent, Company Virginia Sub or any of their respective direct or indirect wholly-owned Subsidiaries immediately prior to the Exchange Effective Time (other than shares of Company Virginia Sub Common Stock held in trust accounts, managed accounts and the like, or otherwise held in a fiduciary or agency capacity, that are beneficially owned by third parties and other than shares of Company Virginia Sub Common Stock held, directly or indirectly, by Parent, or Company Virginia Sub or any of their respective direct or indirect wholly-owned Subsidiaries in respect of a debt previously contracted) shall be cancelled and shall cease to exist and no consideration shall be delivered in exchange therefor.

     (b) Subject to Sections 2.4(b)(v) and 2.5 of this Agreement, at the Exchange Effective Time, by virtue of the Share Exchange and without any action on the part of Parent, Company Virginia Sub or any holder of Company Virginia Sub Common Stock, each share of Company Virginia Sub Common Stock (except as set forth in Section 2.4(a)) shall be exchanged, at the election of the holder thereof, for the right to receive the following:

     (i) for each share of Company Virginia Sub Common Stock with respect to which an election to receive cash has been effectively made and not revoked or deemed revoked pursuant to Article III (a “Cash Election”), the right to receive in cash from Parent an amount (the “Cash Consideration”) equal to the Cash Amount, without interest (collectively, the “Cash Election Shares”);

     (ii) for each share of Company Virginia Sub Common Stock with respect to which an election to receive ordinary shares of Parent, of 49 euro-cents nominal value each (the “Parent Ordinary Shares”) has been effectively made and not revoked or deemed revoked pursuant to Article III (a “Share Election”), the right to receive from Parent the number of Parent Ordinary Shares (the “Share Consideration”) as is equal to the Exchange Ratio (collectively, the “Share Election Shares”); and

     (iii) for each share of Company Virginia Sub Common Stock other than shares as to which a Cash Election or a Share Election has been effectively made and not revoked or deemed revoked pursuant to Article III (collectively, the “Non-Election Shares”), the right to receive from Parent for each such share the Share Consideration or Cash Consideration, without interest, as is determined in accordance with Section 2.5(b) .

“Cash Amount” shall mean $71.82. “Exchange Ratio” shall mean 2.80.

     The Cash Consideration and the Share Consideration are sometimes referred to herein collectively as the “Consideration.”

     (iv) The Parent Ordinary Shares to be issued in exchange for the shares of Company Virginia Sub Common Stock exchanged hereunder shall be (x) registered in the name of the Depositary by the Settlement and Clearing System and then delivered in the form of receipts representing American depositary shares representing Parent Ordinary Shares (“Parent ADSs”), and such Parent ADSs shall be issued in accordance with the Depositary Agreement, dated as of January 28, 2000, by and between Parent, The Bank of New York, as depositary, and the holders of Parent ADSs (as such agreement may be amended to deposit the Parent Ordinary Shares being issued pursuant hereto and to deliver the Parent ADSs being delivered hereto) or a depositary agreement to be entered into after the date of this Agreement in form and substance not reasonably objected to by Company (the “Depositary Agreement”) or (y) if and to the extent elected by any holder in the manner provided in Article III, issued as Parent Ordinary Shares, in account entry form, rather than receipts representing Parent ADSs; provided, however, that if prior to the Election Period Parent determines, after consultation with the Depositary, that it is not reasonably practical to permit such a choice, then all Parent Ordinary Shares shall be issued in the form of Parent ADSs.

     (v) If, between the date of this Agreement and the Exchange Effective Time, the aggregate number of outstanding Parent Ordinary Shares shall have been increased, decreased, changed into or exchanged for a different number or kind of shares or securities as a result of a reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split, or other similar change in capitalization, an appropriate and proportionate adjustment shall be made to the Share Consideration.

2.5 Proration.

     (a) Notwithstanding any other provision contained in this Agreement, (x) the total number of shares of Company Virginia Sub Common Stock, in the aggregate, to be exchanged for Share Consideration pursuant to Section 2.4 at the Exchange Effective Time (the “Share Conversion Number”) shall be equal to 70,000,000 and (y) all other shares of Company Virginia Sub Common Stock shall be converted into Cash Consideration (other than shares of Company Virginia Sub Common Stock to be cancelled as provided in Section 2.4(a)) .

     (b) Within five business days after the Exchange Effective Time, Parent shall cause the Exchange Agent (as defined below) to effect the allocation among holders of Company Virginia Sub Common Stock of rights to receive the Cash Consideration and the Share Consideration as follows:

     (i) If the aggregate number of shares of Company Virginia Sub Common Stock with respect to which Share Elections have been made (the “Share Election Number”) exceeds the Share Conversion Number, then all Cash Election Shares and all Non-Election Shares shall be exchanged for the right to receive the Cash Consideration, and Share Election

Shares of each holder thereof will be exchanged for the right to receive the Share Consideration in respect of that number of Share Election Shares equal to the product obtained by multiplying (x) the number of Share Election Shares held by such holder by (y) a fraction, the numerator of which is the Share Conversion Number and the denominator of which is the aggregate Share Election Number for all such holders (with the Exchange Agent to determine, consistent with Section 2.5(a), whether fractions of Share Election Shares shall be rounded up or down), with the remaining number of such holder’s Share Election Shares being exchanged for the right to receive the Cash Consideration; and

     (ii) If the Share Election Number is less than the Share Conversion Number (the amount by which the Share Conversion Number exceeds the Share Election Number being referred to herein as the “Shortfall Number”), then all Share Election Shares shall be exchanged for the right to receive the Share Consideration and the Non-Election Shares and Cash Election Shares shall be treated in the following manner:

     (A) If the Shortfall Number is less than or equal to the number of Non-Election Shares, then all Cash Election Shares shall be exchanged for the right to receive the Cash Consideration, and the Non-Election Shares of each holder thereof shall be exchanged for the right to receive the Share Consideration in respect of that number of Non-Election Shares equal to the product obtained by multiplying (x) the number of Non-Election Shares held by such holder by (y) a fraction, the numerator of which is the Shortfall Number and the denominator of which is the total number of Non-Election Shares (with the Exchange Agent to determine, consistent with Section 2.5(a), whether fractions of Non-Election Shares shall be rounded up or down), with the remaining number of such holder’s Non-Election Shares being exchanged for the right to receive the Cash Consideration; or

     (B) If the Shortfall Number exceeds the number of Non-Election Shares, then all Non-Election Shares shall be exchanged for the right to receive the Share Consideration, and Cash Election Shares of each holder thereof shall convert into the right to receive the Share Consideration in respect of that number of Cash Election Shares equal to the product obtained by multiplying (x) the number of Cash Election Shares held by such holder by (y) a fraction, the numerator of which is the amount by which (1) the Shortfall Number exceeds (2) the total number of Non-Election Shares, and the denominator of which is the total number of Cash Election Shares (with the Exchange Agent to determine, consistent with Section 2.5(a), whether fractions of Cash Election Shares shall be rounded up or down), with the remaining number of such holder’s Cash Election Shares being exchanged for the right to receive the Cash Consideration.

     Notwithstanding anything to the contrary in this Agreement, the aggregate amount of Cash Consideration and Stock Consideration to be issued with respect to all Cash Election Shares, Share Election Shares and Non-Election Shares (including any fractional interests aggregated and sold pursuant to Section 3.3(i)) shall be equal to (x) 196,000,000 Parent Ordinary Shares, plus (y) cash in an amount equal to (i) $4,350,970,799 plus (ii) the product of (A) the Cash Amount and (B) the excess, if any, of the number of Company Virginia Sub Common Shares outstanding immediately prior to the Exchange Effective Time over 130,581,604;

provided, that in no event shall the aggregate amount to be paid pursuant to clause (y) exceed $5,000,000,000.

2.6 Parent Capital Stock. At and after the Exchange Effective Time, each Parent Ordinary Share and Parent ADS issued and outstanding immediately prior to the Closing Date shall remain issued and outstanding and shall not be affected by the Share Exchange.

2.7 Options. Immediately prior to the Exchange Effective Time, each option to purchase Company Virginia Sub Common Stock (an “Option”) granted under any Company Benefit Plan that is outstanding and unexercised as of the Exchange Effective Time (whether vested or unvested) shall be canceled, and the holder thereof shall be entitled to receive at the Exchange Effective Time, or as soon as practicable thereafter (but in no event later than five days after the Exchange Effective Time), from the Final Surviving Corporation (as successor to Company Virginia Sub), in consideration for such cancellation, an amount in cash equal to the product of (A) the number of shares of Company Virginia Sub Common Stock subject to such Option immediately prior to the Exchange Effective Time and (B) the excess, if any, of the Per Share Amount over the exercise price per Share of such Option immediately prior to the Exchange Effective Time, less any required withholding taxes.

     “Per Share Amount” shall mean the quotient of (A) the Aggregate Consideration divided by (B) the number of shares of Company Virginia Sub Common Stock (including restricted shares) outstanding immediately prior to the Exchange Effective Time (rounded to the nearest U.S. cent).

     “Aggregate Consideration” shall mean the sum of (A) the aggregate amount paid by Parent in respect of all shares of Company Virginia Sub Common Stock (including restricted shares) exchanged into the Cash Consideration (including pursuant to Section 2.5) plus (B) the product of (x) the aggregate number of shares of Company Virginia Sub Common Stock (including restricted shares) exchanged into the Stock Consideration (including pursuant to Section 2.5) multiplied by (y) the Parent Closing Price.

     “Parent Closing Price” shall mean the average, rounded to the nearest one-tenth of a European cent, of the closing sale price per Parent Ordinary Shares in Euros as so reported in the consolidated reporting for Spanish exchange in the Financial times, U.S. Edition, or, if not reported therein, another authoritative source (converting each of such daily closing prices per share to U.S. dollars, rounded to the nearest one-tenth of a U.S. cent, based upon the “closing mid-point” exchange rate in respect of each such specified day in the “currencies and money” segment in the “Companies and Markets” section of the Financial Times, U.S. edition, or if not reported therein, another authoritative source) for the five trading days ending on the business day immediately preceding the date of the Exchange Effective Time.

2.8 Restricted Stock Awards. At the Exchange Effective Time, each restricted share of Company Virginia Sub Common Stock, whether vested or unvested, which is outstanding immediately prior to the Exchange Effective Time shall cease to represent a right or award with respect to Company Virginia Sub Common Stock, shall become fully vested and free of any forfeiture or holding restrictions or performance or other conditions (based on a deemed achievement of all performance conditions at “maximum” level) and each thereof shall be treated as holder of record of shares of Company Common Stock entitled to make an Election pursuant to the terms of Article III hereof and to receive either the Stock Consideration or Cash Consideration in accordance with the terms of this Agreement.

2.9 Other Stock-Based Awards. At the Exchange Effective Time, each Stock-Based Award, whether vested or unvested, which is outstanding immediately prior to the Exchange Effective Time shall cease to represent a right or award with respect to Company Virginia Sub Common Stock, shall become fully vested and free of any forfeiture or holding restrictions or performance or other conditions (based on a deemed achievement of performance awards at the level specified in the applicable award agreement) and shall entitle the holder thereof to receive, at the Exchange Effective Time (or, in the case of Stock-Based Awards under a deferred compensation arrangement, at such later time as the terms of the plan under which such Stock-Based Awards is governed and/or the holder’s election thereunder provides), from the Final Surviving Corporation (as successor to Company Virginia Sub) the Per Share Amount in respect of each share of Company Virginia Sub Common Stock underlying a particular Stock-Based Award, less any required withholding taxes.

ARTICLE III

DELIVERY OF CONSIDERATION

3.1 Election Procedures. Each holder of record of shares of Company Common Stock (“Holder”) shall have the right, subject to the limitations set forth in this Article III, to submit an election with respect to the shares of Company Virginia Sub Common Stock to be received by such holder in the Reincorporation Merger in accordance with the following procedures:

     (a) Each Holder may specify in a request made in accordance with the provisions of this Section 3.1 (herein called an “Election”) (i) the number of shares of Company Virginia Sub Common Stock to be owned by such Holder as a result of the Reincorporation Merger with respect to which such Holder desires to make a Share Election and (ii) the number of shares of Company Virginia Sub Common Stock to be owned by such Holder as a result of the Reincorporation Merger with respect to which such Holder desires to make a Cash Election.

     (b) Parent shall prepare a form reasonably acceptable to the Company (the “Form of Election”) which shall be mailed to record holders of Company Common Stock so as to permit those holders to exercise their right to make an Election prior to the Election Deadline.

     (c) Parent shall make the Form of Election initially available not less than twenty (20) business days prior to the anticipated Election Deadline and shall use all reasonable efforts to make available as promptly as possible a Form of Election to any stockholder of the Company who requests such Form of Election following the initial mailing of the Forms of Election and prior to the Election Deadline. The Form of Election shall contain instructions for effecting the surrender of Company Certificates (which, following the Reincorporation Merger shall represent Company Virginia Sub Common Stock) in exchange for receipts representing the Parent ADSs, as well as the Cash Consideration and cash in lieu fractional shares and, if any Holder so elects and subject to the proviso to the last sentence of Section 2.4(a)(iv), Parent Ordinary Shares in account entry form in lieu of Parent ADSs.

     (d) Any Election shall have been made properly only if the person authorized to receive Elections and to act as exchange agent under this Agreement, which person shall be a bank or trust company selected by Parent and reasonably acceptable to the Company (the “Exchange Agent”), pursuant to an agreement (the “Exchange Agent Agreement”) entered into prior to the mailing of the Form of Election to Company stockholders, shall have received, by the Election Deadline, a Form of Election properly completed and signed and accompanied by Company Certificate(s) (which, following the Reincorporation Merger shall represent Company Virginia Sub Common Stock) to which such Form of Election relates or by an appropriate customary guarantee of delivery of such certificates, as set forth in such Form of Election, from a member of any registered national securities exchange or a commercial bank or trust company in the United States; provided, that such Company Certificates are in fact delivered to the Exchange Agent by the time required in such guarantee of delivery. Failure to deliver shares of Company Common Stock covered by such a guarantee of delivery within the time set forth on such guarantee shall be deemed to invalidate any otherwise properly made Election, unless otherwise determined by Parent, in its sole discretion. As used herein, unless otherwise agreed in advance by the parties, “Election Deadline” means 5:00 p.m. local time (in the city in which the principal office of the Exchange Agent is located) on the date that Parent and the Company shall agree is as near as practicable to five (5) business days prior to the expected Closing Date. Parent and the Company shall cooperate to issue a press release reasonably satisfactory to each of them announcing the date of the Election Deadline not more than twenty (20) business days before, and at least ten (10) business days prior to, the Election Deadline.

     (e) Any Company stockholder may, at any time prior to the Election Deadline, change his or her Election by written notice received by the Exchange Agent prior to the Election Deadline accompanied by a properly completed and signed revised Form of Election. Subject to the terms of the Exchange Agent Agreement, if Parent shall determine in its reasonable discretion that any Election is not properly made with respect to any shares of Company Virginia Sub Common Stock to be issued with respect to such Company Common Stock (neither Parent nor Company Virginia Sub nor the Exchange Agent being under any duty to notify any stockholder of any such defect), such Election shall be deemed to be not in effect, and the shares of Company Virginia Sub Common Stock covered by such Election shall, for purposes hereof, be deemed to be Non-Election Shares, unless a proper Election is thereafter timely made.

     (f) Any Company stockholder may, at any time prior to the Election Deadline, revoke his or her Election by written notice received by the Exchange Agent prior to the Election Deadline or by withdrawal prior to the Election Deadline of his or her Company Certificates, or of the guarantee of delivery of such Company Certificates, previously deposited with the Exchange Agent. All Elections shall be automatically deemed revoked upon receipt by the Exchange Agent of written notification from Parent or the Company that this Agreement has been terminated in accordance with Article X.

     (g) Subject to the terms of the Exchange Agent Agreement, Parent, in the exercise of its reasonable discretion, shall have the right to make all determinations, not inconsistent with the terms of this Agreement, governing (i) the validity of the Forms of Election and compliance by any Company stockholder or Company Virginia Sub stockholder with the Election procedures set forth herein, (ii) the manner and extent to which Elections are to be taken into account in making the determinations prescribed by Section 2.5, (iii) the issuance and delivery of receipts representing Parent ADSs and Parent Ordinary Shares in account entry form into which shares of Company Virginia Sub Common Stock are exchanged in the Share Exchange and (iv) the method of payment of cash for shares of Company Virginia Sub Common Stock exchanged for the right to receive the Cash Consideration and cash in lieu of fractional shares.

3.2 Deposit of Consideration. Promptly following the Exchange Effective Time, and on the same date thereof in the case of the Cash Consideration, Parent shall provide (i) to The Bank of New York (the “Depositary”) the Parent Ordinary Shares being issued in the form of Parent ADSs and the Depositary shall deposit with the Exchange Agent, for the benefit of holders of Company Virginia Sub Common Stock, for exchange in accordance with this Article III, receipts representing such Parent ADSs, and (ii) to the Exchange Agent, (x) if applicable, the Parent Ordinary Shares being issued in account entry form and (y) immediately available funds equal to the aggregate Cash Consideration (collectively, the “Exchange Fund”) and Parent shall instruct the Exchange Agent to timely exchange the Share Consideration or pay the Cash Consideration, and such cash in lieu of fractional shares, in accordance with this Agreement. Parent shall cause the Final Surviving Corporation, as successor to the Company, to make the payments contemplated by Sections 2.7 and 2.9 and shall, to the extent so required, make the necessary funds available to the Final Surviving Corporation.

3.3 Delivery of Consideration.

     (a) Promptly after the Exchange Effective Time, the Exchange Agent shall mail to each holder of record of Company Virginia Sub Certificate(s) which immediately prior to the Exchange Effective Time represented outstanding shares of Company Virginia Sub Common Stock whose shares were exchanged for the right to receive the Consideration pursuant to Section 2.4 and any cash in lieu of fractional Parent Ordinary Shares in account entry form or receipts representing Parent ADSs to be issued or paid in consideration therefor who did not properly complete and submit an Election Form, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to Certificate(s) shall pass, only upon delivery of Company Virginia Sub Certificate(s) (or affidavits of loss in lieu of such Certificate(s))) (the “Letter of Transmittal”) to the Exchange Agent and shall be substantially in such form and have such other provisions as shall be prescribed by the Exchange Agent Agreement and (ii) instructions for use in surrendering Certificate(s) in exchange for the Consideration and any cash in lieu of fractional Parent Ordinary Shares in account entry form or receipts representing Parent ADSs to be issued or paid in consideration therefor in accordance with Section 2.3(f) upon surrender of such Company Virginia Sub Certificate. Subject to the proviso to the last sentence of Section 2.4(a)(iv), the Letter of Transmittal shall also contain instructions for electing to effect the surrender of Company Virginia Sub Certificates in exchange for or Parent Ordinary Shares in account entry form in lieu of ADSs.

     (b) Upon surrender to the Exchange Agent of its Company Virginia Sub Certificate(s), accompanied by a properly completed Form of Election or a properly completed Letter of Transmittal, a holder of Company Virginia Sub Common Stock will be entitled to receive, promptly after the Exchange Effective Time, the Consideration (elected or deemed elected by it, subject to, and in accordance with Sections 2.4 and 2.5) and any cash in lieu of fractional Parent Ordinary Shares in account entry form or receipts representing Parent ADSs to be issued or paid in consideration therefor in respect of the shares of Company Virginia Sub

Common Stock represented by Company Virginia Sub Certificate(s). Until so surrendered, each such Company Virginia Sub Certificate shall represent after the Exchange Effective Time, for all purposes, only the right to receive, without interest, the Consideration and any cash in lieu of fractional Parent Ordinary Shares in account entry form and receipts representing Parent ADSs to be issued or paid in consideration therefor upon surrender of such Company Virginia Sub Certificate in accordance with, and any dividends or distributions to which such holder is entitled pursuant to, this Article III.

     (c) No dividends or other distributions with respect to Parent Ordinary Shares in account entry form or receipts representing Parent ADSs shall be paid to the holder of any unsurrendered Company Virginia Sub Certificate with respect to the Parent Ordinary Shares in account entry form or receipts representing Parent ADSs represented thereby, in each case unless and until the surrender of such Company Virginia Sub Certificate in accordance with this Article III. Subject to the effect of applicable abandoned property, escheat or similar laws, following surrender of any such Company Virginia Sub Certificate in accordance with this Article III, the record holder thereof shall be entitled to receive, without interest, (i) the amount of dividends or other distributions with a record date after the Exchange Effective Time theretofore payable with respect to the whole Parent Ordinary Shares in account entry form or receipts representing Parent ADSs represented by such Company Virginia Sub Certificate and not paid and/or (ii) at the appropriate payment date, the amount of dividends or other distributions payable with respect to Parent Ordinary Shares in account entry form or receipts representing Parent ADSs represented by such Company Virginia Sub Certificate with a record date after the Exchange Effective Time (but before such surrender date) and with a payment date subsequent to the issuance of the Parent Ordinary Shares in account entry form or receipts representing Parent ADSs issuable with respect to such Company Virginia Sub Certificate.

     (d) In the event of a transfer of ownership of a Company Virginia Sub Certificate representing Company Virginia Sub Common Stock that is not registered in the stock transfer records of Company Virginia Sub, the proper amount of cash and/or Parent Ordinary Shares in account entry form or receipts representing Parent ADSs shall be paid or issued in exchange therefor to a person other than the person in whose name the Company Virginia Sub Certificate so surrendered is registered if the Company Virginia Sub Certificate formerly representing such Company Virginia Sub Common Stock shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such payment or issuance shall pay any transfer or other similar Taxes required by reason of the payment or issuance to a person other than the registered holder of the Company Virginia Sub Certificate or establish to the satisfaction of Parent that the Tax has been paid or is not applicable. The Exchange Agent (or, subsequent to the earlier of (x) the one-year anniversary of the Exchange Effective Time and (y) the expiration or termination of the Exchange Agent Agreement, Parent) shall be entitled to deduct and withhold from any cash portion of the Consideration, any cash in lieu of fractional Parent Ordinary Shares in account entry form or receipts representing Parent ADSs, cash dividends or distributions payable pursuant to Section 2.3(c) hereof and any other cash amounts otherwise payable pursuant to this Agreement to any holder of Company Virginia Sub Common Stock such amounts as the Exchange Agent or Parent, as the case may be, is required to deduct and withhold under the Code, or any provision of state, local or foreign Tax law, with respect to the making of such payment. To the extent the amounts are so withheld by the Exchange Agent or Parent, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of shares of Company Virginia Sub Common Stock in respect of whom such deduction and withholding was made by the Exchange Agent or Parent, as the case may be.

     (e) After the Exchange Effective Time, there shall be no transfers on the stock transfer books of Company Virginia Sub of any shares of Company Virginia Sub Common Stock that were issued and outstanding immediately prior to the Exchange Effective Time other than to settle transfers of Company Virginia Sub Common Stock that occurred prior to the Exchange Effective Time. If, after the Exchange Effective Time, Company Virginia Sub Certificates representing such shares are presented for transfer to the Exchange Agent, they shall be cancelled and exchanged for the Consideration and any cash in lieu of fractional Parent Ordinary Shares in account entry form or receipts representing Parent ADSs to be issued or paid in consideration therefor in accordance with Section 2.5 and the procedures set forth in this Article III.

     (f) Notwithstanding anything to the contrary contained in this Agreement, no certificates or scrip representing fractional Parent Ordinary Shares in account entry form or receipts representing Parent ADSs shall be issued upon the surrender of Company Virginia Sub Certificates for exchange, no dividend or distribution with respect to Parent Ordinary Shares in account entry form or receipts representing Parent ADSs shall be payable on or with respect to any fractional share, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a holder of Parent Ordinary Shares in account entry form or receipts representing Parent ADSs. In lieu of the issuance of any such fractional share, Parent shall pay to each former stockholder of Company Virginia Sub who otherwise would be entitled to receive such fractional share, an amount in cash (rounded to the nearest whole cent) determined by multiplying (i) the Parent Closing Price by (ii) the fraction of a share (after taking into account all shares of Company Virginia Sub Common Stock held by such holder at the Exchange Effective Time and rounded to the nearest one thousandth when expressed in decimal form) of Parent Ordinary Shares to which such holder would otherwise be entitled to receive pursuant to Section 2.4.

     (g) Any portion of the Exchange Fund that remains unclaimed by the stockholders of Company Virginia Sub as of the one-year anniversary of the Exchange Effective Time shall be paid to Parent. Any former stockholders of Company Virginia Sub who have not theretofore complied with this Article III shall thereafter look only to Parent with respect to the Consideration, any cash in lieu of any fractional shares and any unpaid dividends and distributions on the Parent Ordinary Shares in account entry form or receipts representing Parent ADSs deliverable in respect of each share of Company Virginia Sub Common Stock such stockholder holds as determined pursuant to this Agreement, in each case, without any interest thereon. Notwithstanding the foregoing, none of Parent, Company Virginia Sub, the Exchange Agent or any other person shall be liable to any former holder of shares of Company Virginia Sub Common Stock for any amount delivered in good faith to a public official pursuant to applicable abandoned property, escheat or similar laws.

     (h) In the event any Company Virginia Sub Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Company Virginia Sub Certificate to be lost, stolen or destroyed and, if reasonably required by Parent or the Exchange Agent, the posting by such person of a bond in such amount as Parent may determine is reasonably necessary as indemnity against any claim that may be made against it with respect to such Company Virginia Sub Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Company Virginia Sub Certificate the Consideration deliverable in respect thereof pursuant to this Agreement.

     (i) Notwithstanding anything in this Agreement to the contrary, if Parent so elects prior to the Exchange Effective Time, the Exchange Agent shall aggregate all fractional interests in Parent Ordinary Shares and sell all such shares, in one or more transactions executed on the NYSE through one or more brokers nominated by Parent with the proceeds of such sale being remitted to the Exchange Agent as soon as practicable thereafter. The Exchange Agent shall deliver the cash proceeds of any such sales to former holders of shares of Company Virginia Sub Common Stock in lieu of their fractional interest in Parent Ordinary Shares or Parent ADSs. The proceeds to any holder of shares of Company Virginia Common Stock sold by the Exchange Agent pursuant to this Section 3.3(i) shall be the proceeds before any costs associated with any such sale, and any costs incurred in connection with any such sale (including any commissions, transfer taxes and other transaction costs) shall be borne by Parent.

ARTICLE IV

THE THIRD STEP MERGER

4.1 The Third Step Merger. Subject to the terms and conditions of this Agreement, in accordance with the VSCA and Texas Business Organizations Code (the “TBOC”), as promptly as possible following the Exchange Effective Time and the time that the Transfer Agent, for the benefit of Parent, receives the Company Virginia Exchange Certificate and at the Third Step Merger Effective Time, Company Virginia Sub shall merge with and into Parent Texas Sub. Parent Texas Sub shall be the surviving corporation (the “Final Surviving Corporation”) in the Third Step Merger and shall continue its corporate existence under the laws of the state of Texas. Upon consummation of the Third Step Merger, the separate corporate existence of Company Virginia Sub shall terminate.

4.2 Third Step Merger Effective Time. The Third Step Merger shall become effective when the articles of merger relating to the Third Step Merger (the “Articles of Merger”) are filed in the office of the Secretary of State of the State of Texas pursuant to Article 5.05 of the TBOC and at the time that is specified in the certificate of merger relating to the Third Step Merger issued by the Virginia State Corporation Commission (the “Third Step Merger Effective Time”).

4.3 Effects of the Third Step Merger. At and after the Third Step Merger Effective Time, the Third Step Merger shall have the effects set forth in the VSCA and the TBOC.

4.4 Conversion of Shares.

     (a) At the Third Step Merger Effective Time, by virtue of the Third Step Merger and without any action on the part of the Parent, Parent Texas Sub, Company Virginia Sub or any holder of Company Virginia Sub Common Stock, (i) each share of Company Virginia Sub Common Stock issued and outstanding immediately prior to the Third Step Merger Effective Time shall be converted into one share of common stock, par value $0.01 per share, of Parent Texas Sub (the “Parent Texas Sub Common Stock”), (ii) each share of Company Virginia Sub Common Stock held in the treasury of the Company Virginia Sub immediately prior to the Third

Step Merger Effective Time shall be cancelled and (iii) each share of Parent Texas Sub Common Stock issued and outstanding immediately prior to the Third Step Merger Effective Time shall remain outstanding.

     (b) Each certificate previously representing any shares of Company Virginia Sub Common Stock shall, following the Third Step Merger Effective Time, represent, without the requirement of any exchange thereof, that number of shares of Parent Texas Sub Common Stock into which such shares of Company Virginia Sub Common Stock have been converted pursuant to Section 4.4(a) .

4.5 Certificate of Formation. Subject to the terms and conditions of this Agreement, at the Third Step Merger Effective Time, the certificate of formation of Parent Texas Sub in effect immediately prior to the Third Step Merger shall be the certificate of formation of the Final Surviving Corporation until thereafter amended in accordance with applicable law as in effect immediately prior to the Third Step Merger Effective Time with such changes as are (a) required by the TBOC, (b) otherwise as proposed by Parent and (c) necessary to change the name of Parent Texas Sub to “Compass Bancshares, Inc.”; subject, however, in each case to the provisions of Section 8.7 hereof .

4.6 Bylaws. Subject to the terms and conditions of this Agreement, at the Third Step Merger Effective Time, the bylaws of Parent Texas Sub in effect immediately prior to the Third Step Merger shall be the bylaws of the Final Surviving Corporation until thereafter amended in accordance with applicable law as in effect immediately prior to the Third Step Merger Effective Time with such changes as are (a) required by the TBOC and (b) otherwise as proposed by Parent; subject, however, in each case to the provisions of Section 8.7 hereof.

4.7 Tax Consequences. It is intended that, for U.S. federal income tax purposes, the Share Exchange and the Third Step Merger shall be treated as a single, integrated transaction that constitutes a “reorganization” within the meaning of Section 368(a) of the Code, and that this Agreement shall constitute a “plan of reorganization” in respect of such transaction for the purposes of Sections 354 and 361 of the Code.

4.8 Board of Directors; Management. The directors and officers of Parent Texas Sub immediately prior to the Third Step Merger Effective Time shall be the directors and officers of the Final Surviving Corporation, each to hold office in accordance with the certificate of formation of the Final Surviving Corporation until their respective successors are duly elected or appointed and qualified.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     Subject to Section 11.2 and except as disclosed in the disclosure schedule (the “Company Disclosure Schedule”) delivered by the Company to Parent prior to the execution of this Agreement (which schedule sets forth, among other things, items, the disclosure of which is necessary or appropriate, either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in this Article V, or to one or more of the Company’s covenants, provided, however, that disclosure in any section of such the Company Disclosure Schedule shall apply only to the indicated Section of this Agreement except to the extent that it is reasonably apparent that such disclosure is relevant to another section of this Agreement, and provided further that notwithstanding anything in this Agreement to the contrary, no item is required to be set forth in such schedule as an exception to a representation or warranty if its absence would not result in the related representation or warranty being deemed untrue or incorrect under the standard established by Section 11.2), the Company hereby represents and warrants to Parent as follows:

5.1 Corporate Organization.

     (a) The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. The Company has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business, in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary.

     (b) The Company is duly registered as a bank holding company under the Bank Holding Company Act of 1956, as amended (the “BHC Act”) and is a financial holding company pursuant to Section 4(1) of the BHC Act and meets the applicable requirements for qualification as such. True, complete and correct copies of the Company Certificate, and the Company Bylaws, in each case as in effect as of the date of this Agreement, have previously been made available to Parent.

     (c) Each Company Subsidiary (i) is duly incorporated or duly formed, as applicable to each such Subsidiary, and validly existing under the laws of its jurisdiction of organization, (ii) is duly licensed or qualified to do business and in good standing in all jurisdictions (whether federal, state, local or foreign) where its ownership or leasing of property or the conduct of its business requires it to be so licensed or qualified and (iii) has all requisite corporate power or other power and authority to own or lease its properties and assets and to carry on its business as now conducted. As used in this Agreement, the word “Subsidiary” when used with respect to either party, means any bank, corporation, partnership, limited liability company or other organization, whether incorporated or unincorporated, that is, or is required to be, consolidated with such party for financial reporting purposes under U.S. generally accepted accounting principles (“GAAP”), in the case of the Company, or the International Financial Reporting Standards previously adopted by the European Union (“EU-IFRS”), in the case of Parent, and the terms “Company Subsidiary” and “Parent Subsidiary” shall mean any direct or indirect Subsidiary of the Company or Parent, respectively.

     (d) The deposit accounts of Compass Bank and Central Bank of the South (collectively, the “Subsidiary Banks”) are insured by the Federal Deposit Insurance Corporation (the “FDIC”) through the Bank Insurance Fund to the fullest extent permitted by law, and all premiums and assessments required to be paid in connection therewith have been paid when due.

     (e) The minute books of the Company and each of its Subsidiaries previously made available to Parent contain true, complete and correct records of all meetings and other corporate actions held or taken since December 31, 2003 of their respective stockholders and Boards of Directors (including committees of their respective Boards of Directors).

5.2 Capitalization. (a) The authorized capital stock of the Company consists of 300,000,000 shares of Company Common Stock, of which, as of February 14, 2007 (the “Company Capitalization Date”), 136,081,787 shares were issued and outstanding, which includes all shares of restricted stock issued under the Company Stock Plans and outstanding as of the Company Capitalization Date, and 25,000,000 shares of preferred stock, par value $0.10 (“Company Preferred Stock”), of which, as of the Company Capitalization Date, no shares were issued and outstanding. As of the Company Capitalization Date, no more than 5,640,533 shares of Company Common Stock were held in the Company’s treasury. As of the date hereof, no shares of Company Common Stock or Company Preferred Stock were reserved for issuance except for (i) 7,220,167 shares of Company Common Stock reserved for issuance upon the exercise of Company Stock Options pursuant to the Company Stock Plans, and (ii) 140,350 shares of Company Common Stock issuable pursuant the Company’s commitments under earn-out provisions related to acquisitions by the Company. All of the issued and outstanding shares of Company Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. As of the date of this Agreement, no bonds, debentures, notes or other indebtedness having the right to vote on any matters on which shareholders may vote (“Voting Debt”) of the Company are issued or outstanding. As of the date of this Agreement, except pursuant to this Agreement, the Company Stock Plans and the Company Benefit Plans, and the earn-outs described above in this Section, the Company does not have and is not bound by any outstanding subscriptions, options, warrants, calls, rights, commitments or agreements of any character calling for the purchase or issuance of, or the payment of any amount based on, any shares of Company Common Stock, Voting Debt or any other equity securities of the Company or any securities representing the right to purchase or otherwise receive any shares of Company Common Stock, Voting Debt or any other equity securities of the Company or any Company Subsidiary. As of the date of this Agreement, except pursuant to the Company Stock Plans, there are no contractual obligations of the Company or any Company Subsidiary (x) to repurchase, redeem or otherwise acquire any shares of capital stock of the Company or any equity security of the Company or any Company Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of the Company or any Company Subsidiary or (y) pursuant to which the Company or any Company Subsidiary is or could be required to register shares of Company capital stock or other securities under the Securities Act of 1933, as amended (the “Securities Act”). Since the Company Capitalization Date through the date hereof, the Company has not (A) issued or repurchased any shares of Company Common Stock, Company Preferred Stock, Voting Debt or other equity securities of the Company other than the issuance of shares of Company Common Stock in connection with the exercise of stock options to purchase Company Common Stock granted under the Company Stock Plans that were outstanding on the Company Capitalization Date or (B) issued or awarded any options, restricted shares or any other equity based awards under any of the Company Stock Plans.

     (b) All of the issued and outstanding shares of capital stock or other equity ownership interests of each Company Subsidiary are owned by the Company, directly or indirectly, free and clear of any material liens, pledges, charges and security interests and similar encumbrances (“Liens”), and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable (subject to 12 U.S.C. § 55) and free of preemptive rights. No such Company Subsidiary has or is bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary.

     (c) The Company has previously provided to Parent a true, correct and complete list, as of the date hereof, of each Company Stock Option, restricted stock award, restricted stock unit and each other Company Stock-Based Award, the number of Shares issuable thereunder or to which such award pertains, and the expiration date and exercise price, if applicable, related thereto. The per share exercise price or purchase price for each Company Stock Option is equal to or greater than the fair market value of the underlying shares of Company Common Stock determined as prescribed by the relevant Company Stock Plan on the effective date of the corporate action effectuating the grant of such Company Stock Option.

5.3 Authority; No Violation. (a) The Company has full corporate power and authority to execute and deliver this Agreement and to consummate the Transaction and the other transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the Transaction and the other transactions contemplated hereby have been duly, validly and unanimously approved by the Company Board. The Company Board has determined that this Agreement and the Transaction and the other transactions contemplated hereby are advisable and in the best interests of the Company and its stockholders and has directed that this Agreement be submitted to the Company’s stockholders for approval and adoption, and recommended that such stockholders adopt this Agreement, at a duly held meeting of such stockholders and has adopted a resolution to the foregoing effect. Promptly following the organization of Company Virginia Sub, the Company, as the sole shareholder of Company Virginia Sub, will approve the Share Exchange and waive any right to dissent from the Share Exchange for all purposes of Section 13.1-729 et seq. of the VSCA such that the provisions of such sections will not apply to this Agreement, the Transaction or any of the other transactions contemplated hereby and Section 13.1-728.1 et seq. will not apply thereto by virtue of Company Virginia Sub being a party to this Agreement. Except for the affirmative vote of the holders of not less than a majority of the outstanding Company Common Stock, voting together as a single class (the “Company Stockholder Approval”), no other corporate proceedings on the part of the Company are necessary to approve this Agreement or to consummate the Transaction or the other transactions contemplated hereby or thereby. This Agreement has been duly and validly executed and delivered by the Company and (assuming due authorization, execution and delivery by Parent and Parent Texas Sub) constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms (except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and subject to general principles of equity).

     (b) Neither the execution and delivery of this Agreement by the Company nor the consummation by the Company of the Transaction or the other transactions contemplated hereby, nor compliance by the Company with any of the terms or provisions of this Agreement, will (i) violate any provision of the Company Certificate or the Company Bylaws or (ii) assuming that the consents, approvals and filings referred to in Section 5.4 are duly obtained and/or made, (A) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or Injunction applicable to the Company, any of its Subsidiaries or any of their respective properties or assets or (B) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of the Company or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which the Company or any of its Subsidiaries is a party or by which any of them or any of their respective properties or assets is bound.

5.4 Consents and Approvals. Except for (i) the filing of applications and notices, as applicable, with the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”) under the BHC Act and approval of such applications and notices, (ii) the filing of any required applications, filings or notices with any foreign, federal or state banking, insurance or other regulatory authorities and approval of such applications, filings and notices listed in Section 5.4 of the Company Disclosure Schedule (the “Other Regulatory Approvals”), (iii) the filing with the Securities and Exchange Commission (the “SEC”) of the proxy statement (the “Proxy Statement”) in definitive form relating to the special meeting of the Company’s stockholders to be held in connection with this Agreement and the Transaction and the other transactions contemplated hereby and the filing and declaration of effectiveness of the registration statement of Parent on Form F-4 (the “F-4”) in which the Proxy Statement will be included as a prospectus of Parent, (iv) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware pursuant to the DGCL and the filing of articles of merger and articles of share exchange and other appropriate merger and share exchange documents required by the laws of the Commonwealth of Virginia and the state of Texas, (v) any notices to or filings with the Small Business Administration (the “SBA”), (vi) any consents, authorizations, approvals, filings or exemptions in connection with compliance with the applicable provisions of federal and state securities laws relating to the regulation of broker-dealers, investment companies, investment advisers or transfer agents and federal commodities laws relating to the regulation of futures commission merchants, commodity trading advisers, commodity pool operators or introducing brokers and the rules and regulations thereunder and of any securities or futures exchange or other applicable industry self-regulatory organization (“SRO”) or the rules of the NASD, or that are required under consumer finance, mortgage banking and other similar laws, (vii) the Company Stockholder Approval, (viii) any notices or filings under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) or applicable foreign antitrust, competition or similar laws, and (ix) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of the Parent Ordinary Shares and Parent ADSs pursuant to this Agreement and approval of listing of such Parent Ordinary Shares and Parent ADSs on the New York Stock Exchange (the “NYSE”), no consents or approvals of or filings or registrations with any court, administrative agency or commission or other governmental authority or instrumentality (each a “Governmental Entity”) are necessary in connection with the consummation by the Company of the Transaction and the other transactions contemplated by this Agreement. No consents or approvals of or filings or registrations with any Governmental Entity are necessary in connection with the execution and delivery by the Company of this Agreement.

5.5 Reports; Regulatory Matters.

     (a) The Company and each Company Subsidiary has timely filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that it was required to file since January 1, 2004 with (i) the Federal Reserve Board, (ii) the FDIC, (iii) the Office of the Comptroller of the Currency, (iv) the NASD, (v) any state banking agency, insurance commission or other state regulatory authority, (vi) the SEC, (vii) any foreign regulatory authority and (viii) any SRO (collectively, “Regulatory Agencies”) and with each other applicable Governmental Entity, and all other reports and statements required to be filed by them since January 1, 2004, including any report or statement required to be filed pursuant to the laws, rules or regulations of the United States, any state, any foreign entity, or any Regulatory Agency or Governmental Entity, and have paid all fees and assessments due and payable in connection therewith. Except for normal examinations conducted by a Regulatory Agency or Governmental Entity in the ordinary course of the business of the Company and its Subsidiaries, no Regulatory Agency or Governmental Entity has initiated since January 1, 2004 or has pending any proceeding, enforcement action or, to the knowledge of the Company, investigation into the business, disclosures or operations of the Company or any Company Subsidiary. Since January 1, 2004, no Regulatory Agency or Governmental Entity has resolved any proceeding, enforcement action or, to the knowledge of the Company, investigation into the business, disclosures or operations of the Company or any Company Subsidiary. There is no unresolved violation, criticism or exception by any Regulatory Agency or Governmental Entity with respect to any report or statement relating to any examinations or inspections of the Company or any Company Subsidiary. Since January 1, 2004, there has been no formal or informal inquiries by, or disagreements or disputes with, any Regulatory Agency or Governmental Entity with respect to the business, operations, policies or procedures of the Company or any Company Subsidiary.

     (b) Neither the Company nor any Company Subsidiary is subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been since January 1, 2004, a recipient of any supervisory letter from, or has been ordered to pay any civil money penalty by, or since January 1, 2004, has adopted any policies, procedures or board resolutions at the request or suggestion of any, Regulatory Agency or other Governmental Entity that currently restricts in any material respect the conduct of its business or that in any material manner relates to its capital adequacy, its ability to pay dividends, its credit, risk management or compliance policies, its internal controls, its management or its business, other than those of general application that apply to similarly situated bank holding companies or their Subsidiaries (each, a “Company Regulatory Agreement”), nor has the Company or any of its Subsidiaries been advised since January 1, 2004 by any Regulatory Agency or other Governmental Entity that it is considering issuing, initiating, ordering, or requesting any such Company Regulatory Agreement. To the knowledge of the Company, as of the date hereof, there has not been any event or occurrence since January 1, 2004 that would result in a determination that any Subsidiary Bank is not “well capitalized” or is not “well managed” as a matter of U.S. federal banking law. Each Banking Subsidiary has at least a “satisfactory” rating under the U.S. Community Reinvestment Act (other than any Banking Subsidiary that is not required to be rated thereunder).

     (c) The Company has previously made available to Parent an accurate and complete copy of (i) each final registration statement, prospectus, report, schedule and definitive proxy statement filed with or furnished to the SEC by the Company since January 1, 2004 pursuant to the Securities Act or the Securities Exchange Act of 1934, as amended (the

“Exchange Act”) and prior to the date of this Agreement (the “Company SEC Reports”), (ii) each communication mailed by the Company to its stockholders, in each case since January 1, 2004 and prior to the date of this Agreement and (iii) a draft, dated February 1, 2007, of the Company’s Annual Report on Form 10-K for the period ended December 31, 2006 (the “Draft 10-K”). The Company will timely file with the SEC its Annual Report on Form 10-K for the period ended December 31, 2006 (the “2006 10-K”) and the 2006 10-K will not vary in any material respect from the Draft 10-K provided to Parent by the Company, except to the extent necessary to reflect this Agreement and the transactions contemplated hereby. Neither any Company SEC Report nor communication, at the time filed, furnished or communicated (in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively), contained, nor will the 2006 10-K when filed contain, any untrue statement of a material fact or omitted to state, nor will the 2006 10-K when filed omit to state, any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances in which they were made, not misleading, except that information as of a later date (but before the date of this Agreement) shall be deemed to modify information as of an earlier date. As of their respective dates, all Company SEC Reports complied (and the 2006 10-K, when filed, will comply) as to form in all material respects with the published rules and regulations of the SEC with respect thereto. No executive officer of the Company has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) and all required certifications under such sections will be made with respect to the 2006 10-K.

5.6 Financial Statements.

     (a) The financial statements of the Company and its Subsidiaries included (or incorporated by reference) in the Company SEC Reports (including the related notes, where applicable, and including any preliminary financial results furnished to the SEC on Form 8-K) (and the 2006 10-K, when filed will) (i) have been prepared from, and are (in the case of the 2006 10-K, will be) in accordance with, the books and records of the Company and its Subsidiaries, (ii) fairly present in all material respects the consolidated results of operations, cash flows, changes in stockholders’ equity and consolidated financial position of the Company and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth (subject in the case of unaudited statements to recurring year-end audit adjustments normal in nature and amount), (iii) complied (in the case of the 2006 10-K, will comply) as to form, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, and (iv) have been prepared in accordance with GAAP consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto. The financial statements contained in the 2006 10-K will not vary in any material respect from the financial statements included in the Draft 10-K, except for the inclusion of a subsequent events footnote with respect to this Agreement and the transactions contemplated hereby. The books and records of the Company and its Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions. Ernst & Young LLP has not resigned or been dismissed as independent public accountants of the Company as a result of or in connection with any disagreements with the Company on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

     (b) Neither the Company nor any Company Subsidiary has any material liability of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due), except for those liabilities that are reflected or reserved against on the consolidated balance sheet of the Company included in its Quarterly Report on Form 10-Q for the period ended September 30, 2006 (including any notes thereto) and for liabilities incurred in the ordinary course of business consistent with past practice since September 30, 2006 or in connection with this Agreement and the transactions contemplated hereby.

     (c) The records, systems, controls, data and information of the Company and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of the Company or its Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have a material adverse effect on the system of internal accounting controls described below in this Section 5.6(c) . The Company (x) has implemented and maintains a system of internal control over financial reporting (as required by Rule 13a-15(e) of the Exchange Act) that is designed to provide reasonable assurances regarding the reliability of financial reporting and the preparation of its financial statements for external purpose in accordance with GAAP, (y) has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) to ensure that material information relating to the Company, including its consolidated Subsidiaries, is made known to the chief executive officer and the chief financial officer of the Company by others within those entities, and (z) has disclosed, based on its most recent evaluation prior to the date hereof, to the Company’s outside auditors and the audit committee of the Company Board (i) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting. As of the date hereof, there is no reason to believe that its outside auditors and its chief executive officer and chief financial officer will not be able to give the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act, without qualification, when next due.

     (d) Since December 31, 2004, (i) neither the Company nor any of its Subsidiaries nor, to the knowledge of the officers of the Company, any director, officer, employee, auditor, accountant or representative of the Company or any of its Subsidiaries has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that the Company or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (ii) no attorney representing the Company or any of its Subsidiaries, whether or not employed by the Company or any of its Subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by the Company or any of its officers, directors, employees or agents to the Company Board or any committee thereof or to any director or officer of the Company.

5.7 Broker’s Fees. Neither the Company nor any Company Subsidiary nor any of their respective officers or directors has employed any broker or finder or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the Transaction or other transactions contemplated by this Agreement, other than Sandler O’Neill & Partners, L.P. pursuant to the letter agreement between the Company and Sandler O’Neill & Partners, L.P., dated as of February 1, 2007, a true, complete and correct copy of which has been previously delivered to Parent.

5.8 Absence of Certain Changes or Events. (a) Since December 31, 2006, except as publicly disclosed by the Company in the Company SEC Reports filed or furnished prior to the date hereof, no event or events have occurred that have had or are reasonably likely to have, either individually or in the aggregate, a Material Adverse Effect on the Company. As used in this Agreement, the term “Material Adverse Effect” means, with respect to Parent, the Company or the Surviving Corporation, as the case may be, a material adverse effect on (i) the business, results of operations or financial condition of such party and its Subsidiaries taken as a whole (provided, however, that, with respect to this clause (i), Material Adverse Effect shall not be deemed to include effects to the extent resulting from (A) changes, after the date hereof, in generally accepted accounting principles or regulatory accounting requirements applicable to banks or savings associations and their holding companies generally, (B) changes, after the date hereof, in laws, rules or regulations of general applicability or interpretations thereof by courts or Governmental Entities, (C) changes, after the date hereof, in global or national political conditions (including the outbreak of war or acts of terrorism) or in general economic or market conditions affecting banks or their holding companies generally except to the extent that any such changes have a materially disproportionate adverse effect on such party or (D) public disclosure of the transactions contemplated hereby), or (ii) the ability of such party to timely consummate the transactions contemplated by this Agreement.

     (b) Since December 31, 2005, through and including the date of this Agreement, except as publicly disclosed by the Company in the Company SEC Reports filed or furnished prior to the date hereof, the Company and its Subsidiaries have carried on their respective businesses in all material respects in the ordinary course of business consistent with their past practice.

     (c) Since December 31, 2005, neither the Company nor any Company Subsidiary has (i) except for (A) normal increases for employees (other than officers subject to the reporting requirements of Section 16(a) of the Exchange Act) made in the ordinary course of business consistent with past practice, (B) as publicly disclosed by the Company in the Company SEC Reports filed or furnished prior to the date hereof or (C) as required by applicable law, increased the wages, salaries, compensation, pension, or other fringe benefits or perquisites payable to any executive officer, employee, or director from the amount thereof in effect as of December 31, 2004 (which amounts have been previously made available to Parent), granted any severance or termination pay, entered into any contract to make or grant any severance or termination pay (except as required under the terms of agreements or severance plans listed on Section 5.11 of the Company Disclosure Schedule, as in effect as of the date hereof ), or paid any bonus other than the customary year-end bonuses in amounts consistent with past practice, (ii) granted any options to purchase shares of Company Common Stock, any restricted shares of Company Common Stock or any right to acquire any shares of its capital stock to any executive officer, director or employee other than grants to employees (other than officers subject to the reporting requirements of Section 16(a) of the Exchange Act) made in the ordinary course of business consistent with past practice under the Company Stock Plans, (iii) changed any accounting methods, principles or practices of the Company or its Subsidiaries affecting, its assets, liabilities or businesses, including any reserving, renewal or residual method, practice or policy or (iv) suffered any strike, work stoppage, slow-down, or other labor disturbance.

5.9 Legal Proceedings. (a) Neither the Company nor any Company Subsidiary is a party to any, and there are no pending or, to the best of the Company’s knowledge, threatened, material legal, administrative, arbitral or other material proceedings, claims, actions or governmental or regulatory investigations of any nature against the Company or any of its Subsidiaries. To the knowledge of the Company, as of the date hereof no officer or director of the Company or any Company Subsidiary is a defendant in any claim, action, suit, proceeding, arbitration, mediation or governmental investigation in connection with his or her status as an officer or director of the Company or any Company Subsidiary.

     (b) There is no Injunction, judgment, or regulatory restriction (other than those of general application that apply to similarly situated bank holding companies or their Subsidiaries) imposed upon the Company, any of its Subsidiaries or the assets of the Company or any of its Subsidiaries.

5.10 Taxes and Tax Returns. (a) Each of the Company and its Subsidiaries has duly and timely filed (including all applicable extensions) all material Tax Returns required to be filed by it on or prior to the date of this Agreement (all such Tax Returns being accurate and complete in all material respects), has paid all Taxes shown thereon as arising and has duly paid or made provision for the payment of all material Taxes that have been incurred or are due or claimed to be due from it by federal, state, foreign or local taxing authorities other than Taxes that are not yet due or that are being contested in good faith, have not been finally determined and have been adequately reserved against under GAAP. The federal, state and local income Tax returns of the Company and its Subsidiaries have been examined by the Internal Revenue Service (the “IRS”) for all years to and including 2002 and any liability with respect thereto has been satisfied or any liability with respect to deficiencies asserted as a result of such examination is covered by reserves that are adequate under GAAP. There are no material disputes pending, or claims asserted, for Taxes or assessments upon the Company or any of its Subsidiaries for which the Company does not have reserves that are adequate under GAAP. Neither the Company nor any of its Subsidiaries is a party to or is bound by any Tax sharing, allocation or indemnification agreement or arrangement (other than such an agreement or arrangement exclusively between or among the Company and its Subsidiaries). Within the past two years, or otherwise as part of a “plan (or series of related transactions)” within the meaning of Section 355(e) of the Code of which the Transaction is also a part, neither the Company nor any of its Subsidiaries has been a “distributing corporation” or a “controlled corporation” in a distribution intended to qualify under Section 355(a) of the Code. Neither the Company nor any of its Subsidiaries is required to include in income any adjustment pursuant to Section 481(a) of the Code, no such adjustment has been proposed by the IRS and no pending request for permission to change any accounting method has been submitted by the Company or any of its Subsidiaries. The aggregate balance of the reserve for bad debts described in any provision under state or local laws and regulations similar to Section 593(g)(2)(A)(ii) of the Code of the Company and its Subsidiaries is not greater than $1,000,000. Neither the Company nor any of its Subsidiaries has participated in a “reportable transaction” within the meaning of Treasury Regulation section 1.6011-4(b)(1).

     (b) As used in this Agreement, the term “Tax” or “Taxes” means (i) all federal, state, local, and foreign income, excise, gross receipts, gross income, ad valorem, profits, gains, property, capital, sales, transfer, use, payroll, employment, severance, withholding, duties, intangibles, franchise, backup withholding, and other taxes, charges, levies or like assessments together with all penalties and additions to tax and interest thereon and (ii) any liability for Taxes described in clause (i) above under Treasury Regulation Section 1.1502 -6 (or any similar provision of state, local or foreign law).

     (c) As used in this Agreement, the term “Tax Return” means a report, return or other information (including any amendments) required to be supplied to a governmental entity with respect to Taxes including, where permitted or required, combined or consolidated returns for any group of entities that includes the Company or any of its Subsidiaries.

5.11 Employee Matters.

     (a) Section 5.11 of the Company Disclosure Schedule sets forth a true, complete and correct list of each “employee benefit plan” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), whether or not subject to ERISA, and each employment, consulting, bonus, incentive or deferred compensation, vacation, stock option or other equity-based, severance, termination, retention, change of control, profit-sharing, fringe benefit or other similar plan, program, agreement or commitment for the benefit of any employee, former employee, director or former director of the Company or any Company Subsidiary entered into, maintained or contributed to by the Company or any Company Subsidiary or to which the Company or any Company Subsidiary may have any liability with respect to current or former employees or directors of the Company or any Company Subsidiary (such plans, programs, agreements and commitments, herein referred to as the “Company Benefit Plans”).

     (b) With respect to each Company Benefit Plan, the Company has made available to Parent true, complete and correct copies of the following (as applicable): (i) the written document evidencing such Company Benefit Plan or, with respect to any such plan that is not in writing, a written description thereof, (ii) the summary plan description; (iii) the most recent annual report, financial statement and/or actuarial report; (iv) the most recent determination letter from the IRS; (v) the most recent Form 5500 required to have been filed with the IRS, including all schedules thereto; (vi) any related trust agreements, insurance contracts or documents of any other funding arrangements, (vii) any written communications to or from the IRS or any office or representative of the Department of Labor relating to any compliance issues in respect of any such Company Benefit Plan and (viii) all amendments, modifications or supplements to any such document.

     (c) The Company and each Company Subsidiary has operated and administered each Company Benefit Plan in compliance with all applicable laws and the terms of each such plan. Each Company Benefit Plan that is intended to be “qualified” under Section 401 and/or 409 of the Code has received a favorable determination letter from the IRS to such effect and, to the knowledge of the Company, no fact, circumstance or event has occurred or exists since the date of such determination letter that would reasonably be expected to adversely affect the qualified status of any such Company Benefit Plan. There are no pending or, to the knowledge of the Company, threatened or anticipated claims by, on behalf of or against any of the Company Benefit Plans or any assets thereof (other than routine claims for benefits). All contributions, premiums and other payments required to be made with respect to any Company Benefit Plan have been made on or before their due dates under applicable law and the terms of such Company Benefit Plan, and with respect to any such contributions, premiums or other payments required to be made with respect to any Company Benefit Plan that are not yet due, to the extent required by GAAP, adequate reserves are reflected on the consolidated balance sheet of the Company included in the Quarterly Report on Form 10-Q for the quarter ended September 30, 2006 (including any notes thereto) or liability therefor was incurred in the ordinary course of business consistent with past practice since September 30, 2006.

     (d) With respect to the Company Benefits Plans, neither the Company nor any Company Subsidiary has incurred or reasonably expects to incur, either directly or indirectly (including as a result of an indemnification or joint and several liability obligation), any liability under Title I or IV of ERISA or the penalty, excise tax or joint and several liability provisions of the Code or any foreign law or regulation relating to employee benefit plans, and, to the knowledge of the Company, no event, transaction or condition has occurred, exists or is reasonably expected to occur which could reasonably be expected to result in any such liability to the Company, any Company Subsidiary or, after the Closing, to Parent. With respect to each Company Benefit Plan which is an “employee pension benefit plan” (within the meaning of Section 3(2) of ERISA): (i) no such plan is a “multiemployer plan” (within the meaning of Section 3(37) of ERISA) or a “multiple employer plan” (within the meaning of Section 413(c) of the Code), and (ii) no “reportable event” (as defined in Section 4043 of ERISA) has occurred with respect to any such plan within the past 12 months.

     (e) Neither the execution or delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement will, either alone or in conjunction with any other event, (i) result in any payment or benefit becoming due or payable, or required to be provided, to any director, employee or independent contractor of the Company or any of its Subsidiaries, (ii) increase the amount or value of any benefit or compensation otherwise payable or required to be provided to any such director, employee or independent contractor, (iii) result in the acceleration of the time of payment, vesting or funding of any such benefit or compensation or (iv) result in any amount failing to be deductible by reason of Section 280G of the Code.

     (f) No payment made or to be made in respect of any employee or former employee of the Company or any of its Subsidiaries is or will be nondeductible by reason of Section 162(m) of the Code.

     (g) Neither the Company nor any of its Subsidiaries has any liability with respect to an obligation to provide welfare benefits, including death or medical benefits (whether or not insured) with respect to any Person beyond their retirement or other termination of service other than coverage mandated by Section 4980B of the Code or state Law. Since December 31, 2006, neither the Company nor any of its Subsidiaries has announced any intent or commitment (whether or not legally binding) to create or implement any additional employee benefit plan or to amend, modify or terminate any broad-based Company Benefit Plan in a manner that materially increases in the Company’s costs.

     (h) Each Company Benefit Plan that is a “nonqualified deferred compensation plan” within the meaning of Section 409A(d)(1) of the Code (a “Nonqualified Deferred Compensation Plan”) and any award thereunder, in each case that is subject to Section 409A of the Code, has been operated in compliance in all material respects with Section 409A of the Code since January 1, 2005, based upon a good faith, reasonable interpretation of (A) Section 409A of the Code and (B)(1) the proposed regulations issued thereunder or (2) Internal Revenue Service Notice 2005-1.

     (i) Neither the Company nor any of its Subsidiaries is a party to or bound by any labor or collective bargaining agreement and there are no organizational campaigns, petitions or other unionization activities seeking recognition of a collective bargaining unit with respect to, or otherwise attempting to represent, any of the employees of the Company or any of its Subsidiaries. There are no labor related controversies, strikes, slowdowns, walkouts or other work stoppages pending or, to the knowledge of the Company, threatened and neither the Company nor any of its Subsidiaries has experienced any such labor related controversy, strike, slowdown, walkout or other work stoppage within the past three years. Neither the Company nor any of its Subsidiaries is a party to, or otherwise bound by, any consent decree with, or citation by, any Governmental Entity relating to employees or employment practices. Each of the Company and its Subsidiaries are in compliance with all applicable laws, statutes, orders, rules, regulations, policies or guidelines of any Governmental Entity relating to labor, employment, termination of employment or similar matters and have not engaged in any unfair labor practices or similar prohibited practices.

5.12 Compliance with Applicable Law. (a) The Company and each Company Subsidiary holds all material licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses under and pursuant to each, and have complied in all respects with and are not in default in any material respect under any, applicable law, statute, order, rule, regulation, policy or guideline of any Governmental Entity relating to the Company or any of its Subsidiaries, including without limitation the Bank Secrecy Act, as amended by the USA PATRIOT Act, and applicable regulations promulgated thereunder, each of the laws listed in Section 5.16(f) hereof and all federal, state and local usury, consumer lending and insurance laws, statutes, orders, rules, regulations, policies and guidelines.

     (b) The Company and each Company Subsidiary has properly administered all accounts for which it acts as a fiduciary, including accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents, applicable state and federal law and regulation and common law. None of the Company, any Company Subsidiary, or any director, officer or employee of the Company or of any Company Subsidiary has committed any breach of trust or fiduciary duty with respect to any such fiduciary account and the accountings for each such fiduciary account are true and correct and accurately reflect the assets of such fiduciary account.

     (c) Since the enactment of the Sarbanes-Oxley Act, the Company has been and is in compliance in all material respects with (i) the applicable provisions of the Sarbanes-Oxley Act and (ii) the applicable listing and corporate governance rules and regulations of the NASD. Section 5.12(c) of the Company Disclosure Schedule sets forth, as of December 30, 2006, a schedule of all officers and directors of the Company who have outstanding loans from the Company, and there has been no default on, or forgiveness or waiver of, in whole or in part, any such loan during the two years immediately preceding the date hereof.

5.13 Certain Contracts. (a) Neither the Company nor any Company Subsidiary is a party to or bound by any contract, arrangement, commitment or understanding (whether written or oral) (i) with respect to the employment of any directors, officers, employees or consultants, other than in the ordinary course of business consistent with past practice, (ii) which, upon execution of this Agreement or consummation or stockholder approval of the transactions contemplated by this Agreement will (either alone or upon the occurrence of any additional acts or events) result in any payment or benefits (whether of severance pay or otherwise) becoming due from Parent, the Company, the Final Surviving Corporation, or any of their respective Subsidiaries to any officer or employee of the Company or any Subsidiary thereof, (iii) that is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) to be performed after the date of this Agreement that has not been filed or incorporated by reference in the Company SEC Reports filed prior to the date hereof, (iv) that contains (A) any non-competition or exclusive dealing agreement, or any other agreement or obligation which purports to limit or restrict, or following the consummation of the Transaction would purport to limit or restrict, in any material respect the ability of the Company, the Company Subsidiaries or the Final Surviving Corporation to conduct their respective businesses or, to solicit customers or the manner in which, or the localities in which, all or any portion of the business of the Company or its Subsidiaries is or would be conducted or (B) any agreement that grants any right of first refusal or right of first offer or similar right or that limits or purports to limit the ability of the Company or any of its Subsidiaries or, following consummation of the Transaction, Parent or its Subsidiaries, to own, operate, sell, transfer, pledge or otherwise dispose of any material assets or business, (v) with or to a labor union or guild (including any collective bargaining agreement), or (vi) containing a “most favored nation” clause or other similar term providing preferential pricing or treatment to a party (other than the Company or its Subsidiaries) that is material to the Company or its Subsidiaries. Each contract, arrangement, commitment or understanding of the type described in this Section 5.13, whether or not set forth in the Company Disclosure Schedule, is referred to as a “Company Contract,” and neither the Company nor any of its Subsidiaries knows of, or has received notice of, any violation of any Company Contract by any of the other parties thereto.

     (b) (i) Each Company Contract is valid and binding on the Company or its applicable Subsidiary and is in full force and effect, (ii) the Company and each Company Subsidiary has in all material respects performed all obligations required to be performed by it to date under each Company Contract, and (iii) no event or condition exists that constitutes or, after notice or lapse of time or both, will constitute, a material default on the part of the Company or any of its Subsidiaries under any such Company Contract.

5.14 Risk Management Instruments. (a) “Derivative Transactions” means any swap transaction, option, warrant, forward purchase or sale transaction, futures transaction, cap transaction, floor transaction or collar transaction relating to one or more currencies, commodities, bonds, equity securities, loans, interest rates, events or conditions (credit-related or otherwise) or any indexes, or any other similar transaction or combination of any of these transactions, and any collateralized debt obligations or other similar instruments or any debt or equity instruments evidencing or embedding any such types of transactions, and any related credit support, collateral or other similar arrangements related to such transactions; provided that, for the avoidance of doubt, the term “Derivative Transactions” shall not include any Company Stock Option.

     (b) All Derivative Transactions, whether entered into for the account of the Company or any Company Subsidiary or for the account of a customer of the Company or any Company Subsidiary, were duly authorized by the Company and entered into in the ordinary course of business consistent with past practice and in accordance with prudent banking practice and applicable laws, rules, regulations and policies of any Regulatory Authority and in accordance with the investment, securities, commodities, risk management and other policies, practices and procedures employed by the Company and the Company Subsidiaries, and with counterparties believed at the time to be financially responsible and able to understand (either alone or in consultation with their advisers) and to bear the risks of such Derivative Transactions. All of such Derivative Transactions are legal, valid and binding obligations of the Company or a Company Subsidiary enforceable against it in accordance with their terms (except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and subject to general principles of equity), and are in full force and effect. The Company and each applicable Company Subsidiary has duly performed its obligations under the Derivative Transactions to the extent that such obligations to perform have accrued and, to the Company’s knowledge, there are no breaches, violations or defaults or allegations or assertions of such by any party thereunder.

     (c) As of January 1, 2004, no Derivative Transaction, were it to be a Loan held by the Company or any Company Subsidiary, would be classified as “Other Loans Specially Mentioned”, “Special Mention”, “Substandard”, “Doubtful”, “Loss”, or words of similar import (“Company Criticized Assets”). The financial position of the Company and its Subsidiaries on a consolidated basis under or with respect to such Derivative Transaction has been reflected in the books and records of the Company and such Company Subsidiary in accordance with GAAP consistently applied, and as of the date hereof, no open exposure of the Company and of any Company Subsidiary with respect to any such instrument (or with respect to multiple instruments with respect to any single counterparty) exceeds $500,000.

5.15 Investment Securities and Commodities. (a) Each of the Company and each Company Subsidiary has good title to all securities and commodities owned by it (except those sold under repurchase agreements or held in any fiduciary or agency capacity), free and clear of any Lien, except to the extent such securities or commodities are pledged in the ordinary course of business to secure obligations of the Company or its Subsidiaries. Such securities and commodities are valued on the books of the Company in accordance with GAAP in all material respects.

     (b) The Company and its Subsidiaries and their respective businesses employ investment, securities, commodities, risk management and other policies, practices and procedures (the “Policies, Practices and Procedures”) which the Company believes are prudent and reasonable in the context of such businesses. Prior to the date hereof, the Company has made available to Parent in writing the material Policies, Practices and Procedures.

5.16 Loan Portfolio. (a) Section 5.16(a) of the Company Disclosure Schedule sets forth (i) the aggregate outstanding principal amount, as of December 31, 2006, of all written or oral loan agreements, notes or borrowing arrangements (including leases, credit enhancements, commitments, guarantees and interest-bearing assets) payable to the Company or its Subsidiaries (collectively, “Loans”), other than “non-accrual” Loans, and (ii) the aggregate outstanding principal amount, as of December 31, 2006, of all “non-accrual” Loans. As of December 31, 2006, the Company and its Subsidiaries, taken as a whole, did not have outstanding Loans and assets classified as “Other Real Estate Owned” with an aggregate then outstanding, fully committed principal amount in excess of that amount set forth on Section 5.16(a) of the Company Disclosure Schedule, net of specific reserves with respect to such Loans and assets, that were designated as of such date by the Company as the Company Criticized Assets. Section 5.16(a) of the Company Disclosure Schedule sets forth (A) a summary of the Company Criticized Assets as of December 31, 2006, by category of Loan (e.g., commercial, consumer, etc.), together with the aggregate principal amount of such Loans by category and the amount of specific reserves with respect to each such category of Loan and the amount of reserves with respect to each such category of Loans and (B) each asset of the Company or any of its Subsidiaries that, as of December 31, 2006, is classified as “Other Real Estate Owned” and the book value thereof.

     (b) Each Loan (i) is evidenced by notes, agreements or other evidences of indebtedness which are true, genuine and what they purport to be, (ii) to the extent secured, has been secured by valid liens and security interests which have been perfected and (iii) is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms (except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and subject to general principles of equity). All Loans originated by the Company or its Subsidiaries, and all such Loans purchased, administered or serviced by the Company or its Subsidiaries (including Loans held for resale to investors), were made or purchased and are administered or serviced, as applicable, in accordance with customary lending standards of the Company or its Subsidiaries, as applicable (and in the case of Loans held for resale to investors, the lending standards, if any, of such investors) and in accordance with applicable federal, state and local laws, regulations and rules. All such Loans (and any related guarantees) and payments due thereunder are, and on the Closing Date will be, free and clear of any Lien, and the Company or its Subsidiaries has complied in all material respects, and on the Closing Date will have complied in all material respects, with all laws and regulations relating to such Loans.

     (c) None of the agreements pursuant to which the Company or any of its Subsidiaries has sold Loans or pools of Loans or participations in Loans or pools of Loans contains any obligation to repurchase such Loans or interests therein solely on account of a payment default by the obligor on any such Loan.

     (d) Each of the Company and each Company Subsidiary, as applicable, is approved by and is in good standing (i) as a supervised mortgagee by the Department of Housing and Urban Development to originate and service Title I FHA mortgage loans; (ii) as a GNMA I and II Issuer by the Government National Mortgage Association; (iii) by the Department of Veteran’s Affairs to originate and service VA loans; and (iv) as a seller/servicer by the Federal National Mortgage Association and the Federal Home Loan Mortgage Corporation to originate and service conventional residential mortgage Loans (each such entity being referred to herein as an “Agency” and, collectively, the “Agencies”).

     (e) None of the Company or any of its Subsidiaries is now nor has it ever been since December 31, 2004 subject to any fine, suspension, settlement or other agreement or other administrative agreement or sanction by, or any reduction in any loan purchase commitment from any Agency or any federal or state agency relating to the origination, sale or servicing of mortgage or consumer Loans. Neither the Company nor any of its Subsidiaries has received any notice, nor does it have any reason to believe, that any Agency proposes to limit or terminate the underwriting authority of the Company or any of its Subsidiaries or to increase the guarantee fees payable to any such Agency.

     (f) Each of the Company and its Subsidiaries is in compliance in all material respects with all applicable federal, state and local laws, rules and regulations, including the Consumer Credit Protection Act, the Homeowners Ownership and Equity Protection Act, the Truth-In-Lending Act and Regulation Z, the Equal Credit Opportunity Act and Regulation B, the Real Estate Settlement Procedures Act and Regulation X, the Fair Credit Reporting Act, the Fair Debt Collection Practices Act and all Agency and other investor and mortgage insurance company requirements relating to the origination, sale and servicing of mortgage and consumer Loans.

     (g) To the knowledge of the Company, each Loan included in a pool of Loans originated, acquired or serviced by the Company or any of its Subsidiaries (a “Pool”) meets all eligibility requirements (including all applicable requirements for obtaining mortgage insurance certificates and loan guaranty certificates) for inclusion in such Pool. All such Pools have been finally certified or, if required, recertified in accordance with all applicable laws, rules and regulations, except where the time for certification or recertification has not yet expired. To the knowledge of the Company, no Pools have been improperly certified, and no Loan has been bought out of a Pool without all required approvals of the applicable investors.

5.17 Property. The Company or a Company Subsidiary (a) has good and marketable title to all the properties and assets reflected in the latest audited balance sheet included in the Company SEC Reports as being owned by the Company or a Company Subsidiary or acquired after the date thereof (except properties sold or otherwise disposed of since the date thereof in the ordinary course of business) (the “Company Owned Properties”), free and clear of all Liens of any nature whatsoever, except (i) statutory Liens securing payments not yet due, (ii) Liens for real property Taxes not yet due and payable, (iii) easements, rights of way, and other similar encumbrances that do not materially affect the use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties and (iv) such imperfections or irregularities of title or Liens as do not materially affect the use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties (collectively, “Permitted Encumbrances”), and (b) is the lessee of all leasehold estates reflected in the latest audited financial statements included in such Company SEC Reports or acquired after the date thereof (except for leases that have expired by their terms since the date thereof) (the “Company Leased Properties” and, collectively with the Company Owned Properties, the “Company Real Property”), free and clear of all Liens of any nature whatsoever, except for Permitted Encumbrances, and is in possession of the properties purported to be leased thereunder, and each such lease is valid without default thereunder by the lessee or, to the Company’s knowledge, the lessor. The Company Real Property is in material compliance with all applicable zoning laws and building codes, and the buildings and improvements located on the Company Real Property are in good operating condition and in a state of good working order, ordinary wear and tear excepted. There are no pending or, to the knowledge of the Company, threatened condemnation proceedings against the Company Real Property. The Company and its Subsidiaries are in compliance with all applicable health and safety related requirements for the Company Real Property, including those under the Americans with Disabilities Act of 1990 and the Occupational Health and Safety Act of 1970.

5.18 Intellectual Property. The Company and each of its Subsidiaries owns, or is licensed to use (in each case, free and clear of any Liens), all Intellectual Property used in or necessary for the conduct of its business as currently conducted. The use of any Intellectual Property by the Company and its Subsidiaries does not, to the knowledge of the Company, infringe on or otherwise violate the rights of any person and is in accordance with any applicable license pursuant to which the Company or any Company Subsidiary acquired the right to use any Intellectual Property. No person is challenging, infringing on or otherwise violating any right of the Company or any of its Subsidiaries with respect to any Intellectual Property owned by and/or licensed to the Company or its Subsidiaries. Neither the Company nor any Company Subsidiary has received any written notice of any pending claim with respect to any Intellectual Property used by the Company or any Company Subsidiary and no Intellectual Property owned and/or licensed by the Company or any Company Subsidiary is being used or enforced in a manner that would be expected to result in the abandonment, cancellation or unenforceability of such Intellectual Property. For purposes of this Agreement, “Intellectual Property” means trademarks, service marks, brand names, certification marks, trade dress and other indications of origin, the goodwill associated with the foregoing and registrations in any jurisdiction of, and applications in any jurisdiction to register, the foregoing, including any extension, modification or renewal of any such registration or application; inventions, discoveries and ideas, whether patentable or not, in any jurisdiction; patents, applications for patents (including divisions, continuations, continuations in part and renewal applications), and any renewals, extensions or reissues thereof, in any jurisdiction; nonpublic information, trade secrets and confidential information and rights in any jurisdiction to limit the use or disclosure thereof by any person; writings and other works, whether copyrightable or not, in any jurisdiction; and registrations or applications for registration of copyrights in any jurisdiction, and any renewals or extensions thereof; and any similar intellectual property or proprietary rights.

5.19 Environmental Liability. There are no legal, administrative, arbitral or other proceedings, claims, actions, causes of action or notices with respect to any environmental, health or safety matters or any private or governmental environmental, health or safety investigations or remediation activities of any nature seeking to impose, or that are reasonably likely to result in, any liability or obligation of the Company or any of its Subsidiaries arising under common law or under any local, state or federal environmental, health or safety statute, regulation or ordinance, including the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, pending or threatened against the Company or any of its Subsidiaries. To the knowledge of the Company, there is no reasonable basis for, or circumstances that are reasonably likely to give rise to, any such proceeding, claim, action, investigation or remediation by any Governmental Entity or any third party that would give rise to any liability or obligation on the part of the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries is subject to any agreement, order, judgment, decree, letter or memorandum by or with any Governmental Entity or third party imposing any liability or obligation with respect to any of the foregoing.

5.20	Investment Adviser Subsidiaries; Funds; Clients.

     (a) For purposes of this Agreement, a “Company Advisory Entity” means, if applicable, the Company and any of its Subsidiaries that provides investment management, investment advisory or sub-advisory services to any person (including management and advice provided to separate accounts and participation in wrap fee programs); “Company Advisory Contract” means each contract for such services provided by a Company Advisory Entity; “Company Advisory Client” means each party to a Company Advisory Contract other than the applicable Company Advisory Entity or any other advisory client of the Company for purposes of the Investment Advisers Act of 1940, as amended, and the rules and regulations promulgated thereunder (the “Investment Advisers Act”); “Company Fund Client” means each Company Advisory Client that is required to be registered as an investment company under the Investment Company Act of 1940, as amended, and the rules and regulations promulgated thereunder (the “Investment Company Act”); and “Sponsored” means, when used with respect to any Company Fund Client, any such Company Fund Client a majority of the officers of which are employees of the Company or any Company Subsidiary or of which the Company or any Company Subsidiary holds itself out as the sponsor.

     (b) Each Sponsored Company Fund Client and Company Advisory Entity (i) has since January 1, 2004 operated and is currently operating in compliance with all laws, regulations, rules, judgments, orders or rulings of any Governmental Entity applicable to it or its business and (ii) has all registrations, permits, licenses, exemptions, orders and approvals required for the operation of its business or ownership of its properties and assets as presently conducted. There is no action, suit, proceeding or investigation pending or, to the knowledge of the Company, threatened that would reasonably be expected to lead to the revocation, amendment, failure to renew, limitation, suspension or restriction of any such registrations, permits, licenses, exemptions, orders and approvals.

     (c) Each Company Advisory Entity has been and is in compliance with each Company Advisory Contract to which it is a party.

     (d) The accounts of each Company Advisory Client subject to ERISA have been managed by the applicable Company Advisory Entity in compliance with the applicable requirements of ERISA.

     (e) Neither the Company nor any Company Advisory Entity nor any “affiliated person” (as defined in the Investment Company Act) of any of them is ineligible pursuant to Section 9(a) or (b) of the Investment Company Act to serve as an investment adviser (or in any other capacity contemplated by the Investment Company Act) to a registered investment company; none of the Company, any Company Advisory Entity or any “person associated with an investment advisor” (as defined in the Investment Advisers Act) of any of them is ineligible pursuant to Section 203 of the Investment Advisers Act to serve as an investment advisor or as a person associated with a registered investment advisor; and none of the Company, any Company Advisory Entity or any “associated person” (as defined in the Exchange Act) of any of them is ineligible pursuant to Section 15(b) of the Exchange Act to serve as a broker-dealer or as an associated person to a registered broker-dealer.

     (f) The Company has made available to Parent true, correct and complete copies of each Uniform Application for Investment Adviser Registration on Form ADV filed since January 1, 2004 by each Company Advisory Entity that is required to be registered as an investment adviser under the Investment Advisers Act, reflecting all amendments thereto to the date hereof (each, a “Form ADV”). The Forms ADV are in material compliance with the applicable requirements of the Investment Advisers Act and do not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Since January 1, 2004, each Company Advisory Entity has made available to each Company Advisory Client its Form ADV to the extent required by the Investment Advisers Act.

     (g) The Company has made available to Parent true, correct and complete copies of all deficiency letters and inspection reports or similar documents furnished to the Company by the SEC since January 1, 2004 and the Company’s responses thereto, if any.

5.21 Broker-Dealer Subsidiaries.

     (a) Each Company Subsidiary that is a broker-dealer (a “Broker-Dealer Subsidiary”) is duly registered under the Exchange Act as a broker-dealer with the SEC, and is in compliance in all material respects with the applicable provisions of the Exchange Act, including the net capital requirements and customer protection requirements thereof. Each Broker-Dealer Subsidiary is a member in good standing with all required SROs and in compliance in all material respects with all applicable rules and regulations of such SROs. Each Broker-Dealer Subsidiary and registered representative is duly registered, licensed or qualified as a broker-dealer or registered representative under, and in compliance in all material respects with, the applicable laws and regulations of all jurisdictions in which it is required to be so registered and each such registration, license or qualification is in full force and effect and in good standing. There is no action, suit, proceeding or investigation pending or, to the knowledge of the Company, threatened that would reasonably be expected to lead to the revocation, amendment, failure to renew, limitation, suspension or restriction of any such registrations, licenses and qualifications.

     (b) The Company has made available to Parent true, correct and complete copies of each Broker-Dealer Subsidiary’s Uniform Application for Broker-Dealer Registration on Form BD filed since January 1, 2004, reflecting all amendments thereto to the date hereof (each, a “Form BD”). The Forms BD of the Broker-Dealer Subsidiaries are in compliance in all material respects with the applicable requirements of the Exchange Act and do not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

     (c) None of the Broker-Dealer Subsidiaries nor any “associated person” thereof (i) is subject to a “statutory disqualification” as such terms are defined in the Exchange Act, or (ii) is subject to a disqualification that would be a basis for censure, limitations on the activities, functions or operations of, or suspension or revocation of the registration of any Broker-Dealer Subsidiary as broker-dealer, municipal securities dealer, government securities broker or government securities dealer under Section 15, Section 15B or Section 15C of the Exchange Act.

     (d) Subject to the foregoing, neither the Company nor its Subsidiaries is required to be registered as a commodity trading advisor, commodity pool operator, futures commission merchant or introducing broker under any laws or regulations.

5.22 State Takeover Laws. The Company Board has unanimously approved this Agreement and the transactions contemplated hereby as required to render inapplicable to this Agreement and the transactions contemplated hereby, the restrictions on “business combinations” set forth in Section 203 of the DGCL and, to the knowledge of the Company, similar “moratorium,” “control share,” “fair price,” “takeover” or “interested stockholder” law (any such laws, “Takeover Statutes”).

5.23 Reorganization; Approvals. As of the date of this Agreement, the Company (a) is not aware of any fact or circumstance that could reasonably be expected to (i) prevent the Reincorporation Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code, (ii) prevent the Share Exchange and the Third Step Merger, taken together, from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code or (iii) result in gain recognition to the holders of Company Virginia Sub Common Stock in the Share Exchange and Third Step Merger pursuant to Section 367(a) of the Code, and (b) knows of no reason why all regulatory approvals from any Governmental Entity required for the consummation of the transactions contemplated by this Agreement should not be obtained on a timely basis.

5.24 Opinion. Prior to the execution of this Agreement, the Company has received an opinion from Sandler O’Neill & Partners, L.P. to the effect that as of the date of opinion and based upon and subject to the matters set forth in such opinion, the Consideration is fair to the stockholders of the Company from a financial point of view. Such opinion has not been amended or rescinded as of the date of this Agreement. The Company has provided Parent with a true, correct and complete copy of such opinion for informational purposes.

5.25 Related Party Transactions. Except for employment contracts entered into in the ordinary course of business consistent with past practice and filed as an exhibit to a Company SEC Report and payment in respect thereof, no current or former director, officer, partner, employee, “Affiliate” or “Associate” (each as defined in Rule 12b-2 of the Exchange Act) of the Company or any of its Subsidiaries or any Person who beneficially owns 5% or more of the Company Common Stock (or any of such Person’s immediate family members or Affiliates) is a party to any contract with or binding upon the Company or any of its Subsidiaries or any of their respective properties or assets or has any interest in any property owned by the Company or any of its Subsidiaries or has engaged in any transaction with any of the foregoing within the last 12 months (a “Related Party Transaction”).

5.26 Company Virginia Sub. (a) Following the date of its incorporation, Company Virginia Sub will not engage in any activities other than in connection with or contemplated by the joinder agreement to this Agreement or this Agreement. Company Virginia Sub will have full corporate power and authority to execute and deliver the joinder agreement to this Agreement and to consummate the Transaction and the other transactions contemplated hereby and thereby. The execution and delivery of the joinder agreement to this Agreement and the consummation of the Transaction and the other transactions contemplated hereby and thereby will be duly, validly and unanimously approved by the Company Virginia Sub Board. The joinder agreement to this

Agreement will be duly and validly executed and delivered by Company Virginia Sub and (assuming due authorization, execution and delivery by Parent and Parent Texas Sub of the joinder agreement to this Agreement) will constitute a valid and binding obligation of Company Virginia Sub, enforceable against Company Virginia Sub in accordance with its terms (except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and subject to general principles of equity). The Company Virginia Sub Board will unanimously approve this Agreement, the joinder agreement to this Agreement, the Transaction and the other transactions contemplated hereby and thereby as required to render inapplicable to this Agreement and such transactions all restrictions set forth in any Takeover Statutes of the Commonwealth of Virginia.

     (b) Neither the execution and delivery of the joinder agreement to this Agreement by Company Virginia Sub nor the consummation by Company Virginia Sub of the Transaction or the other transactions contemplated hereby or thereby, nor compliance by Company Virginia Sub with any of the terms or provisions of the joinder agreement to this Agreement and this Agreement, will (i) violate any provision of the Company Virginia Sub Articles or the Company Virginia Sub Bylaws or (ii) assuming that the consents, approvals and filings referred to in Section 5.26(c) are duly obtained and/or made, (A) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or Injunction applicable to Company Virginia Sub, any of its Subsidiaries or any of their respective properties or assets or (B) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of Company Virginia Sub or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Company Virginia Sub or any of its Subsidiaries is a party or by which any of them or any of their respective properties or assets is bound.

     (c) Except for (i) the filing of applications and notices, as applicable, with the Federal Reserve Board under the BHC Act and approval of such applications and notices, (ii) the Other Regulatory Approvals, (iii) the filing with the SEC of the Proxy Statement in definitive form and the filing and declaration of effectiveness of the F-4, (iv) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware pursuant to the DGCL and the filing of articles of merger and articles of share exchange and other appropriate merger and share exchange documents required by the laws of the Commonwealth of Virginia and the state of Texas, (v) any notices to or filings with the SBA, (vi) any consents, authorizations, approvals, filings or exemptions in connection with compliance with the applicable provisions of federal and state securities laws relating to the regulation of broker-dealers, investment companies, investment advisers or transfer agents and federal commodities laws relating to the regulation of futures commission merchants, commodity trading advisers, commodity pool operators or introducing brokers and the rules and regulations thereunder and of any securities or futures exchange or other applicable industry SRO or the rules of the NASD, or that are required under consumer finance, mortgage banking and other similar laws, (vii) the Company Stockholder Approval, (viii) any notices or filings under the HSR Act or applicable foreign antitrust, competition or similar laws, and (ix) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of the Parent Ordinary Shares and Parent ADSs pursuant to this Agreement and approval of listing of such Parent Ordinary Shares and Parent ADSs on the NYSE, no consents or approvals of or filings or registrations with any Governmental Entity, are necessary in connection with the consummation by Company Virginia Sub of the Transaction and the other transactions contemplated by this Agreement. No consents or approvals of or filings or registrations with any Governmental Entity are necessary in connection with the execution and delivery by Company Virginia Sub of the joinder agreement to this Agreement.

5.27 Information Supplied. The information relating to the Company and its Subsidiaries (including Company Virginia Sub) that is provided by the Company or its representatives for inclusion in the Proxy Statement, the F-4, the Board Report, the Prospectus or in any other document filed with any other Regulatory Agency or Governmental Entity in connection with the transactions contemplated by this Agreement, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. The portions of the Proxy Statement relating to the Company or its Subsidiaries and other portions within the reasonable control of the Company will comply in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF PARENT

     Subject to Section 11.2 and except as disclosed in the disclosure schedule (the “Parent Disclosure Schedule”) delivered by Parent to the Company prior to the execution of this Agreement (which schedule sets forth, among other things, items, the disclosure of which is necessary or appropriate, either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in this Article IV, or to one or more of Parent’s covenants, provided, however, that disclosure in any section of such Parent Disclosure Schedule shall apply only to the indicated Section of this Agreement except to the extent that it is reasonably apparent that such disclosure is relevant to another section of this Agreement, and provided further that notwithstanding anything in this Agreement to the contrary, (i) no item is required to be set forth in such schedule as an exception to a representation or warranty if its absence would not result in the related representation or warranty being deemed untrue or incorrect under the standard established by Section 11.2), Parent hereby represents and warrants to the Company as follows:

6.1 Corporate Organization. (a) Parent is a bank duly formed, validly existing and in good standing under the Laws of Spain. Parent has the corporate power and authority to own or lease all of its respective properties and assets and to carry on its respective business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary. True, complete and correct copies of the Articles of Incorporation (escritura de constitucion) of Parent, as amended (the “Parent Articles”), and Bylaws (estatutos) of Parent, as amended (the “Parent Bylaws”), as in effect as of the date of this Agreement, have previously been made available to the Company. Parent is a bank holding company under the BHC Act.

     (b) Each Parent Subsidiary (i) is duly incorporated or duly formed, as applicable to each such Subsidiary, and validly existing under the laws of its jurisdiction of organization, (ii) is duly licensed or qualified to do business and in good standing in all jurisdictions (whether federal, state, local or foreign) where its ownership or leasing of property or the conduct of its business requires it to be so qualified, and (iii) has all requisite corporate power or other power and authority to own or lease its properties and assets and to carry on its business as now conducted.

6.2 Capitalization. (a) As of the date hereof, the authorized share capital of Parent is €1,740,464,869.29, represented by 3,551,969,121 shares, each of 49 euro-cents nominal value, all of the same class and series, fully subscribed and paid up. All outstanding shares of the capital stock of Parent (and all of the shares to be delivered as Share Consideration) have been or will be prior to issuance in accordance with this Agreement, as applicable, duly authorized and all of the outstanding shares of capital stock of Parent (and all of the shares to be delivered as Share Consideration), have been, or, when issued and delivered in accordance with the terms of this Agreement will have been, validly issued, fully paid and nonassessable and not subject to any preemptive rights, with no personal liability attaching to the ownership thereof. As of the date of this Agreement, no Voting Debt of Parent is issued or outstanding. As of the date of this Agreement, except pursuant to this Agreement, Parent does not have and is not bound by any outstanding subscriptions, options, warrants, calls, rights, commitments or agreements of any character calling for the purchase or issuance of, or the payment of any amount based on, any Parent Ordinary Shares, Voting Debt or any other equity securities of Parent or any securities representing the right to purchase or otherwise receive any Parent Ordinary Shares, Voting Debt or any other equity securities of Parent or any Parent Subsidiary. As of the date of this Agreement, there are no contractual obligations of Parent or any Parent Subsidiary to repurchase, redeem or otherwise acquire any shares of capital stock of Parent or any equity security of Parent or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of Parent. Neither Parent nor any of its Subsidiaries is a party to any agreement restricting the transfer of, relating to the voting of, requiring registration of, or granting any preemptive or antidilutive rights with respect to, any securities of the type referred to in the preceding sentence. Following receipt of the Parent Shareholder Approval, none of the Parent Ordinary Shares will be entitled to preemptive rights in connection with the Transaction and the other transactions contemplated hereby.

6.3 Authority; No Violation. (a) Parent has full corporate power and authority to execute and deliver this Agreement and to consummate the Transaction and the other transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the Transaction and the other transactions contemplated hereby have been duly, validly and unanimously approved by the Parent Board. The Parent Board will, following receipt of the necessary report of the expert designated by the Commercial Registry relating to the fair value of the assets to be accepted by Parent in the Share Exchange and of the auditor designated by the Commercial Registry relating to the abolishment of the preemptive rights of holders of Parent Ordinary Shares, call an Extraordinary General Meeting of Parent to propose the Capital Increase required in connection with the Share Exchange (the “Capital Increase”) and will propose such Capital Increase at such Extraordinary General Meeting, including approval in accordance with Section 159.2 of the SCL of a resolution abolishing the preemptive rights of holders of Parent Ordinary Shares to subscribe for the Parent Ordinary Shares being issued in the Share Exchange, which approval shall require the affirmative vote of the holders of a majority of the Parent

Ordinary Shares present in person or represented by proxy at a duly constituted meeting of holders of Parent Ordinary Shares at which meeting, if on first call, a quorum of at least one-half of the issued share capital is present or represented by proxy or, if on second call, a quorum of at least one-quarter of the issued share capital is present or represented by proxy (provided, however, if, on second call, less than one-half of the issued share capital is present or represented by proxy, the matters being voted upon must be adopted by at least two-thirds of the share capital present or represented at such meeting) (“Parent Shareholder Approval”). No other corporate proceedings on the part of Parent are necessary to approve this Agreement and to consummate the transactions contemplated hereby other than the resolution of the Parent Board executing the Capital Increase, which resolution shall be adopted following receipt of the Parent Shareholder Approval in accordance with Section 2.3 hereof. This Agreement has been duly and validly executed and delivered by Parent and (assuming due authorization, execution and delivery by the Company and Company Virginia Sub) constitutes the valid and binding obligations of Parent, enforceable against Parent in accordance with its terms (except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and subject to general principles of equity).

     (b) Neither the execution and delivery of this Agreement by Parent, nor the consummation by Parent of the Transaction or the other transactions contemplated hereby or thereby, nor compliance by Parent with any of the terms or provisions of this Agreement, will (i) violate any provision of the organizational documents of Parent or (ii) assuming that the consents, approvals and filings referred to in Section 6.4 are duly obtained and/or made, (A) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or Injunction applicable to Parent or any Parent Subsidiary or any of their respective properties or assets or (B) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of Parent or any of the Parent Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Parent or any of the Parent Subsidiaries is a party or by which any of them or any of their respective properties or assets is bound.

6.4 Consents and Approvals. Except for (i) the filing of applications and notices, as applicable, with the Federal Reserve Board under the BHC Act and approval of such applications and notices, (ii) the filing of any required applications, filings or notices with any Governmental Entity and the Other Regulatory Approvals listed in Section 6.4 of the Parent Disclosure Schedule, (iii) the filing with the SEC of the Proxy Statement and the filing and declaration of effectiveness of the F-4, (iv) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware pursuant to the DGCL and the filing of articles of merger and articles of share exchange and other appropriate merger and share exchange documents required by the laws of the commonwealth of Virginia and the state of Texas, (v) any notices to or filings with the SBA, (vi) any consents, authorizations, approvals, filings or exemptions in connection with compliance with the applicable provisions of federal and state securities laws relating to the regulation of broker-dealers, investment companies, investment advisers or transfer agents and federal commodities laws relating to the regulation of futures commission merchants, commodity trading advisers, commodity pool operators or introducing brokers and the rules and regulations thereunder and of any securities or futures exchange or other SRO, or that are required under consumer finance, mortgage banking and other similar laws, (vii) the Parent Shareholder Approval, (viii) any notices or filings under the HSR Act or applicable foreign antitrust, competition or similar laws, (ix) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of the Parent Ordinary Shares pursuant to this Agreement and approval of listing of such Parent Ordinary Shares and Parent ADSs on the NYSE, (x) the registration with and verification by the National Securities Exchange Commission of Spain (the “NSEC”) of a prospectus (folleto) relating to the Share Exchange (the “Prospectus”), (xi) the filing of the Deed of execution of the Capital Increase against contribution in kind, the filing of the necessary auditors’ report and the filing of the necessary report of the expert designated by the Commercial Registry relating to the fair value of the assets acquired by Parent in the Transaction and (xii) required approvals of the Bank of Spain and the Spanish Direccion General de Seguros, no consents or approvals of or filings or registrations with any Governmental Entity are necessary in connection with the consummation by Parent of the Transaction and the other transactions contemplated by this Agreement. No consents or approvals of or filings or registrations with any Governmental Entity are necessary in connection with the execution and delivery by Parent of this Agreement.

6.5 Reports; Regulatory Matters.

     (a) Parent and each Parent Subsidiary has timely filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that it was required to file since January 1, 2004 with the Regulatory Agencies or any Governmental Entity, and all other reports and statements required to be filed by them since January 1, 2004, including any report or statement required to be filed pursuant to the laws, rules or regulations of the United States, any state, any foreign entity, or any Regulatory Agency or Governmental Entity, and have paid all fees and assessments due and payable in connection therewith. Except for normal examinations conducted by a Regulatory Agency or Governmental Entity in the ordinary course of the business of Parent and its Subsidiaries, no Regulatory Agency or Governmental Entity has initiated since January 1, 2004, or has pending any proceeding, enforcement action or, to the knowledge of Parent, investigation into the business, disclosures or operations of Parent or any of its Subsidiaries. Since January 1, 2004, no Regulatory Agency or Governmental Entity has resolved any proceeding, enforcement action or, to the knowledge of Parent, investigation into the business, disclosures or operations of Parent or any of its Subsidiaries. There is no unresolved violation, criticism, or exception by any Regulatory Agency or Governmental Entity with respect to any report or statement relating to any examinations or inspections of Parent or any of its Subsidiaries. Since January 1, 2004, there has been no formal or informal inquiries by, or disagreements or disputes with, any Regulatory Agency with respect to the business, operations, policies or procedures of Parent or any of its Subsidiaries.

     (b) Neither Parent nor any Parent Subsidiary is subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been since January 1, 2004, a recipient of any supervisory letter from, or has been ordered to pay any civil money penalty by, or since January 1, 2004, has adopted any policies, procedures or board resolutions at the request or suggestion of, any Regulatory Agency or other Governmental Entity that currently restricts in any material respect the conduct of its business or that in any material manner relates to its capital adequacy, its ability to pay dividends, its credit, risk management or compliance policies, its internal controls, its management or its business, other than those of general application that apply to similarly situated bank holding companies or their Subsidiaries (each, a “Parent Regulatory Agreement”), nor has Parent or any of its Subsidiaries been advised since January 1, 2004, by any Regulatory Agency or other Governmental Entity that it is considering issuing, initiating, ordering or requesting any such Parent Regulatory Agreement.

     (c) Parent has previously made available to the Company an accurate and complete copy of each (i) final registration statement, prospectus, report, schedule and definitive proxy statement filed with or furnished to the SEC by Parent pursuant to the Securities Act or the Exchange Act and prior to the date of this Agreement (the “Parent SEC Reports”) and (ii) communication mailed by Parent to the holders of Parent Ordinary Shares, in each case since January 1, 2004 and prior to the date of this Agreement. Parent will timely file with the SEC its Annual Report on Form 20-F for the year ended December 31, 2006 (the “2006 20-F”). No such Parent SEC Report or communication, at the time filed, furnished or communicated (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively), contained, nor will the 2006 20-F when filed contain, any untrue statement of a material fact or omitted to state, nor will the 2006 20-F omit to state, any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances in which they were made, not misleading, except that information as of a later date (but before the date of this Agreement) shall be deemed to modify information as of an earlier date. As of their respective dates, all Parent SEC Reports complied (and the 2006 20-F, when filed, will comply) as to form in all material respects with the published rules and regulations of the SEC with respect thereto. No executive officer of Parent has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act.

6.6 Financial Statements.

     (a) The financial statements of Parent and its Subsidiaries included (or incorporated by reference) in the Parent SEC Reports (including the related notes, where applicable, and including any preliminary financial results furnished to the SEC on Form 6-K) (and the 2006 20-F, when filed, will) (i) have been prepared from, and are (and in the case of the 2006 20-F, will be) in accordance with, the books and records of Parent and its Subsidiaries; (ii) fairly present in all material respects the consolidated results of operations, cash flows, changes in stockholders’ equity and consolidated financial position of Parent and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth (subject in the case of unaudited statements to recurring year-end audit adjustments normal in nature and amount); (iii) complied (in the case of the 2006 20-F, will comply) as to form, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto; and (iv) have been prepared in accordance with EU-IFRS consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto, and, to the extent required by the Securities Act or the Exchange Act, reconciled to GAAP as noted therein during the periods involved. The books and records of Parent and its Subsidiaries have been, and are being, maintained in all material respects in accordance with EU-IFRS and any other applicable legal and accounting requirements and reflect only actual transactions. Deloitte, S.L. has not resigned or been dismissed as independent public accountants of Parent as a result of or in connection with any disagreements with Parent on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

     (b) Neither Parent nor any Parent Subsidiary has any material liability of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due), except for those liabilities that are reflected or reserved against on the consolidated balance sheet of Parent included in its Annual Report on Form 20-F for the period ended December 31, 2005 (including any notes thereto) and for liabilities incurred in the ordinary course of business consistent with past practice since December 31, 2005 or in connection with this Agreement and the transactions contemplated hereby.

     (c) The records, systems, controls, data and information of Parent and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of Parent or its Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have a material adverse effect on the system of internal accounting controls described below in this Section 6.6(c). Parent (x) has implemented and maintains a system of internal control over financial reporting (as required by Rule 13a-15(e) of the Exchange Act) that is designed to provide reasonable assurances regarding the reliability of financial reporting and the preparation of its financial statements for external purpose in accordance with EU-IFRS, (y) has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) to ensure that material information relating to Parent, including its consolidated Subsidiaries, is made known to the chief executive officer and the chief financial officer of Parent by others within those entities, and (z) has disclosed, based on its most recent evaluation prior to the date hereof, to Parent’s outside auditors and the audit committee of the Parent Board (i) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect Parent’s ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in Parent’s internal controls over financial reporting. As of the date hereof, there is no reason to believe that Parent’s outside auditors and its chief executive officer and chief financial officer will not be able to give the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act, without qualification, when next due.

     (d) Since December 31, 2005, (x) through the date hereof, neither Parent nor any of its Subsidiaries nor, to the knowledge of the officers of Parent, any director, officer, employee, auditor, accountant or representative of Parent or any of its Subsidiaries has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of Parent or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that Parent or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (y) no attorney representing Parent or any of its Subsidiaries, whether or not employed by Parent or any of its Subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by Parent or any of its officers, directors, employees or agents to the Parent Board or any committee thereof or to any director or officer of Parent.

6.7 Broker’s Fees. Neither Parent nor any Parent Subsidiary nor any of their respective officers or directors has employed any broker or finder or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the Transaction or related transactions contemplated by this Agreement, other than Morgan Stanley & Co. Incorporated.

6.8 Absence of Certain Changes or Events. (a) Since December 31, 2006, except as publicly disclosed by Parent in the Parent SEC Reports filed or furnished prior to the date hereof, no event or events have occurred that have had or are reasonably likely to have a Material Adverse Effect on Parent.

     (b) Since December 31, 2005 through and including the date of this Agreement, except as publicly disclosed by Parent in the Parent SEC Reports filed or furnished prior to the date hereof, Parent and its Subsidiaries have carried on their respective businesses in all material respects in the ordinary course of business consistent with their past practice.

6.9 Legal Proceedings. (a) Neither Parent nor any Parent Subsidiary is a party to any, and there are no pending or, to the best of Parent’s knowledge, threatened, material legal, administrative, arbitral or other material proceedings, claims, actions or governmental or regulatory investigations of any nature against Parent or any of its Subsidiaries.

     (b) There is no Injunction, judgment, or regulatory restriction (other than those of general application that apply to similarly situated bank holding companies or their Subsidiaries) imposed upon Parent, any of its Subsidiaries or the assets of Parent or any of its Subsidiaries.

6.10 Taxes and Tax Returns. Each of Parent and its Subsidiaries has duly and timely filed (including all applicable extensions) all material Tax Returns required to be filed by it on or prior to the date of this Agreement (all such returns being accurate and complete in all material respects), has paid all Taxes shown thereon as arising and has duly paid or made provision for the payment of all material Taxes that have been incurred or are due or claimed to be due from it by federal, state, foreign or local taxing authorities other than Taxes that are not yet due or that are being contested in good faith, have not been finally determined and have been adequately reserved against under EU-IFRS. There are no material disputes pending, or claims asserted, for Taxes or assessments upon Parent or any of its Subsidiaries for which Parent does not have reserves that are adequate under EU-IFRS.

6.11 Compliance with Applicable Law. (a) Parent and each Parent Subsidiary hold all material licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses under and pursuant to each, and have complied in all material respects with and are not in default in any material respect under any, applicable law, statute, order, rule, regulation, policy or guideline of any Governmental Entity relating to Parent or any of its Subsidiaries.

     (b) Parent and each Parent Subsidiary has properly administered all accounts for which it acts as a fiduciary, including accounts for which it serves as a trustee, agent,

custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents, applicable state and federal law and regulation and common law. None of Parent, any Parent Subsidiary, or any director, officer or employee of Parent or of any Parent Subsidiary has committed any breach of trust or fiduciary duty with respect to any such fiduciary account and the accountings for each such fiduciary account are true and correct and accurately reflect the assets of such fiduciary account.

     (c) Since the enactment of the Sarbanes-Oxley Act, Parent has been and is in compliance in all material respects with (i) the applicable provisions of the Sarbanes-Oxley Act and (ii) the applicable listing and corporate governance rules and regulations of the NYSE. Section 6.11(c) of the Parent Disclosure Schedule sets forth, as of the date hereof, a schedule of all officers and directors of Parent who have outstanding loans from Parent, and there has been no default on, or forgiveness or waiver of, in whole or in part, any such loan during the two years immediately preceding the date hereof.

6.12 Intellectual Property. Parent and each of Parent Subsidiary owns, or is licensed to use (in each case, free and clear of any Liens), all Intellectual Property used in or necessary for the conduct of its business as currently conducted. The use of any Intellectual Property by Parent and each Parent Subsidiary does not, to the knowledge of Parent, infringe on or otherwise violate the rights of any person and is in accordance with any applicable license pursuant to which Parent or any Parent Subsidiary acquired the right to use any Intellectual Property. No person is challenging, infringing on or otherwise violating any right of Parent or any Parent Subsidiary with respect to any Intellectual Property owned by and/or licensed to Parent or its Subsidiaries. Neither Parent nor any Parent Subsidiary has received any written notice of any pending claim with respect to any Intellectual Property used by Parent or any Parent Subsidiary and no Intellectual Property owned and/or licensed by Parent or any Parent Subsidiary is being used or enforced in a manner that would be expected to result in the abandonment, cancellation or unenforceability of such Intellectual Property.

6.13 Reorganization; Approvals. As of the date of this Agreement, Parent (a) is not aware of any fact or circumstance that could reasonably be expected to (i) prevent the Reincorporation Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code, (ii) prevent the Share Exchange and the Third Step Merger, taken together, from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code or (iii) result in gain recognition to the holders of Company Virginia Sub Common Stock in the Share Exchange and Third Step Merger pursuant to Section 367(a) of the Code, and (b) knows of no reason why all regulatory approvals from any Governmental Entity required for the consummation of the transactions contemplated by this Agreement should not be obtained on a timely basis.

6.14 Opinion. Prior to the execution of this Agreement, Parent has received an opinion from Morgan Stanley & Co. Incorporated to the effect that as of the date thereof and based upon and subject to the matters set forth therein, the Consideration is fair to Parent from a financial point of view. Such opinion has not been amended or rescinded as of the date of this Agreement.

6.15 Parent Texas Sub.

     (a) Following the date of its incorporation, Parent Texas Sub will not engage in any activities other than in connection with or contemplated by the joinder agreement to this

Agreement or this Agreement. Parent Texas Sub will have full corporate power and authority to execute and deliver the joinder agreement to this Agreement and to consummate the Transaction and the other transactions contemplated hereby and thereby. The execution and delivery of the joinder agreement to this Agreement and the consummation of the Transaction and the other transactions contemplated hereby and thereby will be duly, validly and unanimously approved by the Parent Texas Sub Board. The joinder agreement to this Agreement will be duly and validly executed and delivered by Parent Texas Sub and (assuming due authorization, execution and delivery by the Company and Company Virginia Sub of the joinder agreement to this Agreement) will constitute a valid and binding obligation of Parent Texas Sub, enforceable against Parent Texas Sub in accordance with its terms (except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and subject to general principles of equity).

     (b) Neither the execution and delivery of the joinder agreement to this Agreement by Parent Texas Sub nor the consummation by Parent Texas Sub of the Transaction or the other transactions contemplated hereby and thereby, nor compliance by Parent Texas Sub with any of the terms or provisions of the joinder agreement to this Agreement or this Agreement, will (i) violate any provision of the certificate of formation of Parent Texas Sub or the Bylaws of Parent Texas Sub or (ii) assuming that the consents, approvals and filings referred to in Section 6.15(c) are duly obtained and/or made, (A) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or Injunction applicable to Parent Texas Sub, any of its Subsidiaries or any of their respective properties or assets or (B) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of Parent Texas Sub or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Parent Texas Sub or any of its Subsidiaries is a party or by which any of them or any of their respective properties or assets is bound.

     (c) Except for (i) the filing of applications and notices, as applicable, with the Federal Reserve Board under the BHC Act and approval of such applications and notices, (ii) the filing of any required applications, filings or notices with any Governmental Entity and the Other Regulatory Approvals, (iii) the filing with the SEC of the Proxy Statement and declaration of effectiveness of the F-4, (iv) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware pursuant to the DGCL and the filing of articles of merger and articles of share exchange and other appropriate merger and share exchange documents required by the laws of the commonwealth of Virginia and the state of Texas, (v) any notices to or filings with the SBA, (vi) any consents, authorizations, approvals, filings or exemptions in connection with compliance with the applicable provisions of federal and state securities laws relating to the regulation of broker-dealers, investment companies, investment advisers or transfer agents and federal commodities laws relating to the regulation of futures commission merchants, commodity trading advisers, commodity pool operators or introducing brokers and the rules and regulations thereunder and of any securities or futures exchange or other SRO, or that are required under consumer finance, mortgage banking and other similar laws, (vii) the Parent Shareholder Approval, (viii) any notices or filings under the HSR Act or applicable foreign antitrust, competition or similar laws, (ix) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of the Parent Ordinary Shares pursuant to this Agreement and approval of listing of such Parent Ordinary Shares and Parent ADSs on the NYSE, (x) the registration with and verification by the NSEC of the Prospectus, (xi) the filing of the Deed of execution of the Capital Increase against contribution in kind, the filing of the necessary auditors’ report and the filing of the necessary report of the expert designated by the Commercial Registry relating to the fair value of the assets acquired by Parent in the Transaction and (xii) required approvals of the Bank of Spain and the Spanish Direccion General de Seguros, no consents or approvals of or filings or registrations with any Governmental Entity are necessary in connection with the consummation by Parent Texas Sub of the Transaction and the other transactions contemplated by the joinder agreement to this Agreement and this Agreement. No consents or approvals of or filings or registrations with any Governmental Entity are necessary in connection with the execution and delivery by Parent Texas Sub of the joinder agreement to this Agreement.

6.16 Information Supplied. The information relating to Parent and its Subsidiaries (including Parent Texas Sub) that is provided by Parent or its representatives for inclusion in the Proxy Statement, the F-4, the Board Reports, the Prospectus or in any other document filed with any other Regulatory Agency in connection with the transactions contemplated by this Agreement, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. The portions of the Proxy Statement relating to Parent or its Subsidiaries and other portions within the reasonable control of Parent will comply in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder. The F-4 will comply in all material respects with the provisions of the Securities Act and the rules and regulations thereunder.

ARTICLE VII

COVENANTS RELATING TO CONDUCT OF BUSINESS

7.1 Conduct of Businesses Prior to the Exchange Effective Time. Except as expressly contemplated by or permitted by this Agreement (including the Company Disclosure Schedule and the Parent Disclosure Schedule, as the case may be) or with the prior written consent of the other party, during the period from the date of this Agreement to the Exchange Effective Time, each of the Company, Company Virginia Sub, Parent and Parent Texas Sub shall, and shall cause each of its respective Subsidiaries to, (a) conduct its business in the ordinary course in all material respects, (b) use reasonable best efforts to maintain and preserve intact its business organization and advantageous business relationships and retain the services of its key officers and key employees and (c) take no action that is intended to or would reasonably be expected to adversely affect the ability of any of the Company, Company Virginia Sub, Parent or Parent Texas Sub to obtain any necessary approvals of any Regulatory Agency or other Governmental Entity required for the transactions contemplated hereby or adversely affect the ability of any of the Company, Company Virginia Sub, Parent or Parent Texas Sub to perform its covenants and agreements under this Agreement or to consummate the transactions contemplated hereby.

7.2 Company Forbearances. During the period from the date of this Agreement to the Exchange Effective Time, except as expressly contemplated or permitted by this Agreement (including the Company Disclosure Schedule), the Company and Company Virginia Sub shall not, and shall not permit any of their respective Subsidiaries to, without the prior written consent of Parent:

     (a) other than in the ordinary course of business consistent with past practice, incur any indebtedness for borrowed money, assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other individual, corporation or other entity, or make any loan or advance or capital contribution to, or investment in, any person (it being understood and agreed that incurrence of indebtedness in the ordinary course of business consistent with past practice shall include the creation of deposit liabilities, purchases of Federal funds, securitizations, sales of certificates of deposit and entering into repurchase agreements);

(b) (i) adjust, split, combine or reclassify any of its capital stock;

     (ii) make, declare or pay any dividend, or make any other distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock or any securities or obligations convertible (whether currently convertible or convertible only after the passage of time or the occurrence of certain events) into or exchangeable for any shares of its capital stock (except (A) for regular quarterly cash dividends at a rate not in excess of $0.39 per share of Company Common Stock with record dates and payment dates consistent with the prior year, (B) dividends paid by any of the Subsidiaries of the Company to the Company or to any of its wholly owned Subsidiaries and (C) the acceptance of shares of Company Common Stock in payment of the exercise price or withholding taxes incurred by any employee or director in connection with the exercise of Company Stock Options or the vesting or settlement of Company Restricted Stock or Company Stock-Based Awards granted under a Company Stock Plan, in each case in accordance with past practice and the terms of the applicable Company Stock Plan and related award agreements);

     (iii) grant any stock options, restricted shares or other equity-based award with respect to shares of Company Common Stock under any of the Company Stock Plans or otherwise (whether such awards are settled in cash, Company Common Stock or otherwise), or grant any individual, corporation or other entity any right to acquire any shares of its capital stock;

     (iv) issue any additional shares of capital stock or other securities except pursuant to the exercise of stock options or settlement of Company Stock-Based Awards granted under a Company Stock Plan that are outstanding as of the date of this Agreement or issued thereafter in compliance with this Agreement;

     (c) except as required by applicable law or the terms of any Company Benefit Plan as in effect on the date of this Agreement and, solely with respect to employees that are not executive officers or directors of the Company, except for normal increases made in the ordinary course of business consistent with past practice, (i) increase the wages, salaries, benefits or incentive compensation or incentive compensation opportunities of any employee of the Company or any of its Subsidiaries, or, except for payments in the ordinary course of business consistent with past practice, pay or provide, or increase or accelerate the accrual rate, vesting or timing of payment or funding of, any compensation, benefits or other rights of any employee of the Company or any of its Subsidiaries or (ii) establish, adopt, or become a party to any new employee benefit or compensation plan, program, commitment, agreement or arrangement or amend any existing Company Benefit Plan;

     (d) sell, transfer, mortgage, encumber or otherwise dispose of any material amount of its properties or assets to any individual, corporation or other entity other than a Subsidiary or cancel, release or assign any material amount of indebtedness to any such person or any claims held by any such person, in each case other than in the ordinary course of business consistent with past practice or pursuant to contracts in force at the date of this Agreement;

     (e) enter into any new line of business or change in any material respect its lending, investment, underwriting, risk and asset liability management and other banking and operating, securitization and servicing policies, except as required by applicable law, regulation or policies imposed by any Governmental Entity;

     (f) except in the ordinary course of business consistent with past practice, make any material investment either by purchase of stock or securities, contributions to capital, property transfers, or purchase of any property or assets of any other individual, corporation or other entity;

     (g) take any action, or knowingly fail to take any action, which action or failure to act is reasonably likely to (i) prevent the Reincorporation Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code, (ii) prevent the Share Exchange and the Third Step Merger, taken together, from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code or (iii) result in gain recognition to the holders of Company Virginia Sub Common Stock in the Share Exchange and Third Step Merger pursuant to Section 367(a) of the Code;

     (h) amend its certificate of incorporation or bylaws, or otherwise take any action to exempt any person or entity (other than Parent or its Subsidiaries) or any action taken by any person or entity from any Takeover Statute or similarly restrictive provisions of its organizational documents or terminate, amend or waive any provisions of any confidentiality or standstill agreements in place with any third parties;

     (i) other than in prior consultation with Parent, restructure or materially change its investment securities portfolio or its gap position, through purchases, sales or otherwise, or the manner in which the portfolio is classified or reported;

     (j) commence or settle any material claim, action or proceeding, except in the ordinary course of business consistent with past practice and except as does not involve (i) in excess of $1,000,000 individually or $4,000,000 in the aggregate for all such settlements effected after the date hereof or (ii) the imposition of equitable relief on, or the admission of wrongdoing by, the Company or any of its Subsidiaries or any of their respective officers or directors;

     (k) except as expressly contemplated or permitted by this Agreement, take any action or fail to take any action that is intended or may reasonably be expected to result in any of the conditions to the Transaction set forth in Article IX not being satisfied;

     (l) implement or adopt any change in its tax accounting or financial accounting principles, practices or methods, other than as may be required by applicable law, GAAP or regulatory guidelines;

     (m) file any application to establish, or to relocate or terminate the operations of, any banking office of the Company or any Company Subsidiary;

     (n) file or amend any Tax Return other than in the ordinary course of business, make or change any material Tax election, or settle or compromise any material Tax liability; or

     (o) enter into, renew or terminate, or make any payment not then required under, any Company Contract (other than any Company Benefit Plan, which is governed exclusively by Section 7.2(c) above), other than entering into, renewing or terminating any Company Contracts in the ordinary course of business, consistent with past practice (other than any Company Contract that contains (A) any non-competition or exclusive dealing agreement, or any other agreement or obligation which purports to limit or restrict in any material respect the ability of the Company or its Subsidiaries or their businesses to solicit customers or the manner in which, or the localities in which, all or any portion of the business of Company or its Subsidiaries or, following consummation of the transactions contemplated by this Agreement, Parent or its Subsidiaries, is or would be conducted or (B) any agreement that grants any right of first refusal or right of first offer or similar right or that limits or purports to limit the ability of the Company or any of its Subsidiaries to own, operate, sell, transfer, pledge or otherwise dispose of any material assets or business);

     (p) enter into any new or modify any existing Related Party Transaction (other than any Company Benefit Plan, which is governed exclusively by Section 7.2(c) above);

     (q) agree to take, make any commitment to take, or adopt any resolutions of its board of directors in support of, any of the actions prohibited by this Section 7.2.

7.3 Parent Forbearances. Except as expressly permitted by this Agreement (including the Parent Disclosure Schedule) or with the prior written consent of the Company, during the period from the date of this Agreement to the Exchange Effective Time, Parent and Parent Texas Sub shall not, and shall not permit any Parent Subsidiary to, (a) amend, repeal or otherwise modify any provision of the Parent Articles or the Parent By-laws in a manner that would materially adversely affect the Company, the stockholders of the Company or the transactions contemplated by this Agreement, (b) take any action, or knowingly fail to take any action, which action or failure to act is reasonably likely to (i) prevent the Reincorporation Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code, (ii) prevent the Share Exchange and the Third Step Merger, taken together, from qualifying as a “reorganization” within the meaning of Section 368(a) or (iii) result in gain recognition to the holders of Company Virginia Sub Common Stock in the Share Exchange and Third Step Merger pursuant to Section 367(a) of the Code, (c) take any action that is intended or may reasonably be expected to result in any of the conditions to the Transaction set forth in Article IX not being satisfied, or (d) agree to take, make any commitment to take, or adopt any resolutions of its board of directors in support of, any of the actions prohibited by this Section 7.3.

ARTICLE VIII

ADDITIONAL AGREEMENTS

8.1 Regulatory Matters. (a) Parent and the Company shall promptly prepare, and Parent shall promptly file with the SEC, the F-4, in which the Proxy Statement will be included as a prospectus. Parent and the Company shall each use its reasonable best efforts to have the F-4 declared effective under the Securities Act as promptly as practicable after such filing, and the Company shall thereafter file with the SEC and mail or deliver the Proxy Statement to its stockholders. Parent shall file the opinion described in Section 9.3(c) on a post-effective amendment to the F-4. Parent shall also use its reasonable best efforts to obtain all necessary state securities law or “Blue Sky” permits and approvals required to carry out the transactions contemplated by this Agreement, and the Company shall furnish all information concerning the Company and the holders of Company Common Stock as may be reasonably requested in connection with any such action.

     (b) Promptly after the date hereof, (i) the Parent Board shall, with the reasonable assistance of the Company, prepare reports (Informe del consejo de administracion) to be made available to the holders of Parent Ordinary Shares in accordance with applicable law (the “Board Reports”) in connection with the meeting of holders of Parent Ordinary Shares contemplated by Section 8.3 of this Agreement containing information required by the SCL, and (ii) Parent shall prepare and arrange to have registered with and verified by the NSEC a Prospectus. Parent will use its reasonable best efforts to cause the Prospectus to receive the required registration with and verification of the NSEC as promptly as reasonably practicable following the date on which the Parent Extraordinary General Meeting contemplated by Section 8.3(b) is held, and to cause the definitive Prospectus and Board Reports to be made available to the holders of Parent Ordinary Shares in accordance with applicable law as promptly as reasonably practicable following the date on which the Parent Extraordinary General Meeting contemplated by Section 8.3(b) is held.

     (c) Subject to the terms of this Agreement, the parties shall cooperate with each other and use their respective reasonable best efforts to promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings, to obtain as promptly as practicable the Parent Requisite Regulatory Approvals and the Company Requisite Regulatory Approvals and all other permits, consents, approvals and authorizations of all third parties and Governmental Entities that are necessary or advisable to consummate the Transaction and the other transactions contemplated by this Agreement, and to comply with the terms and conditions of all such permits, consents, approvals and authorizations of all such third parties, Regulatory Agencies or Governmental Entities. The Company and Parent shall have the right to review in advance, and, to the extent practicable, each will consult the other on, in each case subject to applicable laws relating to the confidentiality of information, all the information relating to the Company on one hand, or Parent, on the other, as the case may be, and any of their respective Subsidiaries, which appear in any filing made with, or written materials submitted to, any third party or any Governmental Entity in connection with the Transaction and the other transactions contemplated by this Agreement. In exercising the foregoing right, each of the parties shall act reasonably and as promptly as practicable. The parties shall consult with each other with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties and Governmental Entities necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the other apprised of the status of matters relating to completion of the transactions contemplated by this Agreement. Notwithstanding the foregoing, nothing contained herein shall be deemed to require Parent to take any action, or commit to take any action, or agree to any condition or restriction, in connection with obtaining the foregoing permits, consents, approvals and authorizations of Governmental Entities, that would reasonably be expected to have a material adverse effect (measured on a scale relative to the Company) on any of Parent, the Company or the Final Surviving Corporation (a “Materially Burdensome Regulatory Condition”). In addition, the Company agrees to cooperate and use its reasonable best efforts to assist Parent in preparing and filing such petitions and filings, and in obtaining such permits, consents, approvals and authorizations of third parties and Governmental Entities, that may be necessary or advisable to effect any mergers and/or consolidations of Subsidiaries of the Company and Parent following consummation of the Transaction.

     (d) Each of Parent and the Company shall, upon request, furnish to the other all information concerning itself, its Subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with the Proxy Statement, the F-4, the Board Reports, the Prospectus or any other statement, filing, notice or application made by or on behalf of Parent, the Company or any of their respective Subsidiaries to any Governmental Entity in connection with the Transaction and the other transactions contemplated by this Agreement.

     (e) Each of Parent and the Company shall promptly advise the other upon receiving any communication from any Regulatory Agency or Governmental Entity consent or approval of which is required for consummation of the transactions contemplated by this Agreement that causes such party to believe that there is a reasonable likelihood that any Parent Requisite Regulatory Approval or any Company Requisite Regulatory Approval, respectively, will not be obtained or that the receipt of any such approval may be materially delayed.

     (f) The Company shall cooperate with such reasonable requests as may be made by Parent with respect to any post-Closing reorganization of Parent’s and the Company’s Subsidiaries, including filing prior to the Closing such applications with Regulatory Agencies or Governmental Entities as may be necessary or desirable in connection with any such reorganization.

     (g) Parent shall cause the Final Surviving Corporation to comply with the “reporting requirements” of Treasury Regulations Section 1.367(a)-3(c)(6).

8.2 Access to Information. (a) Upon reasonable notice and subject to applicable laws relating to the confidentiality of information, each of the Company, Parent shall, and shall cause each of its Subsidiaries to, afford to the officers, employees, accountants, counsel, advisors, agents and other representatives of the other party, reasonable access, during normal business hours during the period prior to the Exchange Effective Time, to all its properties, books, contracts, commitments and records, and, during such period, such party shall, and shall cause its Subsidiaries to, make available to the other party (i) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of federal securities laws or federal or state banking or insurance laws (other than reports or documents that such party is not permitted to disclose under applicable law) and (ii) all other information concerning its business, properties and personnel as the other party may reasonably request (in the case of a request by the Company, information concerning Parent that is reasonably related to the prospective value of Parent Ordinary Shares or to Parent’s ability to consummate the Transaction and the other transactions contemplated hereby). None of the Company, Parent, nor any of their respective Subsidiaries, shall be required to provide access to or to disclose information where such access or disclosure would jeopardize the attorney-client privilege of such party or its Subsidiaries or contravene any law, rule, regulation, order, judgment, decree, fiduciary duty or binding agreement entered into prior to the date of this Agreement. The parties shall make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.

     (b) All information and materials provided pursuant to this Agreement shall be subject to the provisions of the Confidentiality Agreement entered into between Parent and the Company, dated as of February 3, 2007 (the “Confidentiality Agreement”).

     (c) No investigation by a party hereto or its representatives shall affect the representations and warranties of the other party set forth in this Agreement.

8.3 Stockholder Meetings.

     (a) The Company shall call a meeting of its stockholders to be held as soon as reasonably practicable for the purpose of obtaining the Company Stockholder Approval required in connection with this Agreement and the Transaction, and shall use its reasonable best efforts to cause such meeting to occur as soon as reasonably practicable. The Company Board shall use its reasonable best efforts to obtain from the stockholders of the Company the Company Stockholder Approval. The Company agrees that, notwithstanding any action of the type referred to in Section 10.1(e)(ii) or otherwise, it shall submit this Agreement to its stockholders at a stockholder meeting in accordance with the first sentence of this paragraph.

     (b) As promptly as reasonably practicable following the date on which the F-4 is declared effective and following receipt of the necessary report of the expert designated by the Commercial Registry relating to the fair value of the assets to be accepted by Parent in the Share Exchange and of the auditor designated by the Commercial Registry relating to the abolishment of the preemptive rights of holders of Parent Ordinary Shares, Parent shall call and hold a meeting of the holders of Parent Ordinary Shares to be held for the purpose of obtaining the Parent Shareholder Approval. Parent shall use its reasonable best efforts to obtain from the holders of Parent Ordinary Shares the Parent Shareholder Approval. Parent agrees that, notwithstanding any action of the type referred to in Section 10.1(f)(ii) or otherwise, it shall submit the proposal of the Capital Increase to the holders of Parent Ordinary Shares at an Extraordinary General Meeting of Parent in accordance with the first sentence of this paragraph.

8.4 Affiliates. The Company shall use its reasonable best efforts to cause each director, executive officer and other person who is an “affiliate” (for purposes of Rule 145 under the Securities Act) of the Company to deliver to Parent, as soon as practicable after the date of this Agreement, and prior to the date of the meeting of the Company stockholders to be held pursuant to Section 8.3, a written agreement, in customary form reasonably satisfactory to Parent.

8.5 Listing. Prior to the Exchange Effective Time, Parent shall cause the Parent Ordinary Shares and Parent ADSs that will be issued in the Share Exchange to be approved for listing on the NYSE, such listing to be subject to (and only become effective on) official notice of issuance.

8.6 Employee Matters.

     (a) For the one-year period following the Exchange Effective Time, Parent shall, or shall cause its applicable Subsidiaries to, provide to those individuals actively employed by the Company or one of its Subsidiaries as of the Exchange Effective Time (collectively, the “Covered Employees”) with employee benefits, rates of base salary or hourly wage and annual bonus opportunities that are substantially similar, in the aggregate, to the rates of base salary or hourly wage provided to such Covered Employees and the employee benefits and annual bonus opportunities provided to such Covered Employees under the Company Benefit Plans as in effect immediately prior to the Exchange Effective Time (excluding for this purpose equity-based benefits); provided, that nothing herein shall limit the right of Parent or any of its Subsidiaries to terminate the employment of any Covered Employee at any time or require Parent or any of its Subsidiaries to provide any such employee benefits, rates of base salary or hourly wage or annual bonus opportunities for any period following any such termination.

     (b) To the extent that a Covered Employee becomes eligible to participate in an employee benefit plan maintained by Parent or any of its Subsidiaries, other than the Company Benefit Plans, Parent shall cause such employee benefit plan to (i) recognize the service of such Covered Employee with the Company or its Subsidiaries for purposes of eligibility and vesting and, except under defined benefit pension plans, benefit accrual under such employee benefit plan of Parent or any of its Subsidiaries to the same extent such service was recognized immediately prior to the Exchange Effective Time under a comparable Company Benefit Plan in which such Covered Employee was a participant immediately prior to the Exchange Effective Time or, if there is no such comparable benefit plan, to the same extent such service was recognized under the Company 401(k) plan immediately prior to the Exchange Effective Time, provided that such recognition of service shall not operate to duplicate any benefits payable to the Covered Employee with respect to the same period of service, and (ii) with respect to any health, dental or vision plan of Parent or any of its Subsidiaries (other than the Company Benefit Plans) in which any Covered Employee is eligible to participate in the plan year that includes the year in which such Covered Employee is eligible to participate, (x) cause any pre-existing condition limitations under such Parent or Subsidiary plan to be waived with respect to such Covered Employee to the extent such limitation would have been waived or satisfied under a Company Benefit Plan in which such Covered Employee participated immediately prior to the Exchange Effective Time, and (y) recognize any medical or other health expenses incurred by such Covered Employee in the year that includes the Closing Date for purposes of any applicable deductible and annual out-of-pocket expense requirements under any such health, dental or vision plan of Parent or any of its Subsidiaries.

     (c) From and after the Exchange Effective Time, Parent shall, or shall cause its Subsidiaries to, honor, in accordance with the terms thereof as in effect as of the date hereof or as may be amended after the date hereof as permitted under Section 7.2, each employment agreement and change in control agreement listed on Section 5.11 of the Company Disclosure Schedule.

     (d) No later than five Business Days prior to its distribution, the Company and its Subsidiaries shall provide Parent with a copy of any communication intended to be made to any of their respective employees relating to the transactions contemplated hereby, and will provide an opportunity for Parent to make reasonable revisions thereto.

     (e) Nothing in this Section 8.6 shall be construed or interpreted to (i) amend any Company Benefit Plan, (ii) prevent the amendment or termination of any Plan or (iii) interfere with the Parent’s right or obligation to make such changes to any Company Benefit Plan as are necessary to conform with applicable Law.

8.7 Indemnification; Directors’ and Officers’ Insurance.

     (a) In the event of any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal or administrative (a “Claim”), including any such Claim in which any individual who is now, or has been at any time prior to the date of this Agreement, or who becomes prior to the Exchange Effective Time, a director or officer of the Company or any Company Subsidiary or who is or was serving at the request of the Company or any Company Subsidiary as a director or officer of another person (the “Indemnified Parties”), is, or is threatened to be, made a party based in whole or in part on, or arising in whole or in part out of, or pertaining to (i) the fact that he is or was a director or officer of the Company or any of its Subsidiaries prior to the Exchange Effective Time or (ii) this Agreement or any of the transactions contemplated by this Agreement, whether asserted or arising before or after the Exchange Effective Time, the parties shall cooperate and use their best efforts to defend against and respond thereto. All rights to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Exchange Effective Time now existing in favor of any Indemnified Party as provided in their respective certificates or articles of incorporation or by-laws (or comparable organizational documents), and any existing indemnification agreements set forth in Section 8.7 of the Company Disclosure Schedule, shall survive the Transaction and shall continue in full force and effect in accordance with their terms, and shall not be amended, repealed or otherwise modified after the Exchange Effective Time in any manner that would adversely affect the rights thereunder of such individuals for acts or omissions occurring at or prior to the Exchange Effective Time or taken at the request of Parent pursuant to Section 8.8 hereof.

     (b) From and after the Exchange Effective Time, the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, to the fullest extent permitted by applicable law, indemnify, defend and hold harmless, and provide advancement of expenses to, each Indemnified Party against all losses, claims, damages, costs, expenses, liabilities or judgments or amounts that are paid in settlement of or in connection with any Claim based in whole or in part on or arising in whole or in part out of the fact that such person is or was a director or officer of the Company or any Subsidiary of the Company, and pertaining to any matter existing or occurring, or any acts or omissions occurring, at or prior to the Exchange Effective Time, whether asserted or claimed prior to, or at or after, the Exchange Effective Time (including matters, acts or omissions occurring in connection with the approval of this Agreement and the consummation of the transactions contemplated hereby) or taken at the request of Parent pursuant to Section 8.8 hereof.

     (c) Parent shall cause the individuals serving as officers and directors of the Company or any of its Subsidiaries immediately prior to the Exchange Effective Time to be covered for a period of six years from the Exchange Effective Time by the directors’ and officers’ liability insurance policy maintained by the Company (provided that Parent may substitute therefor policies of at least the same coverage and amounts containing terms and conditions that are not less advantageous than such policy) with respect to acts or omissions occurring prior to the Exchange Effective Time that were committed by such officers and directors in their capacity as such; provided that in no event shall Parent be required to expend on an annualized basis in the aggregate an amount in excess of 250% of the annual premiums currently paid by the Company (which current amount is set forth in Section 8.7 of the Company Disclosure Schedule) for such insurance (the “Insurance Amount”), and provided further that if Parent is unable to maintain such policy (or such substitute policy) as a result of the preceding proviso, Parent shall obtain as much comparable insurance as is available for the Insurance Amount.

     (d) The provisions of this Section 8.7 shall survive the Exchange Effective Time and are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and his or her heirs and representatives.

8.8 Additional Agreements. (a) Subject to the terms and conditions of this Agreement, each of the Company, Company Virginia Sub, Parent and Parent Texas Sub agree to cooperate fully with each other and to use reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective, at the time and in the manner contemplated by this Agreement, the Transaction. Without limiting the generality of the foregoing, the Company shall use reasonable best efforts to comply with any reasonable request made by Parent from time to time in connection with Parent’s financing of the Cash Consideration.

     (b) In case at any time after the Exchange Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement (including any merger between a Subsidiary of Parent, on the one hand, and a Subsidiary of the Company, on the other) or to vest the Surviving Corporation with full title to all properties, assets, rights, approvals, immunities and franchises of either party to the Transaction, the proper officers and directors of each party and their respective Subsidiaries shall, at Parent’s sole expense, take all such necessary action as may be reasonably requested by Parent.

8.9 Advice of Changes. Each of Parent and the Company shall promptly advise the other of any change or event (i) having or reasonably likely to have a Material Adverse Effect on it or (ii) that it believes would or would be reasonably likely to cause or constitute a material breach of any of its representations, warranties or covenants contained in this Agreement; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties (or remedies with respect thereto) or the conditions to the obligations of the parties under this Agreement; provided further that a failure to comply with this Section 8.9 shall not constitute a breach of this Agreement or the failure of any condition set forth in Article IX to be satisfied unless the underlying Material Adverse Effect or material breach would independently result in the failure of a condition set forth in Article VII to be satisfied.

8.10 Exemption from Liability Under Section 16(b). Prior to the Exchange Effective Time, Parent and the Company shall each take all such steps as may be necessary or appropriate to cause any disposition of shares of Company Common Stock or conversion of any derivative securities in respect of such shares of Company Common Stock in connection with the consummation of the transactions contemplated by this Agreement to be exempt under Rule 16b-3 promulgated under the Exchange Act.

8.11 No Solicitation.

     (a) None of the Company, its Subsidiaries or any officer, director, employee, agent or representative (including any investment banker, financial advisor, attorney, accountant or other retained representative) of the Company or any of its Subsidiaries shall directly or indirectly (i) solicit, initiate, encourage, facilitate (including by way of furnishing information) or take any other action designed to facilitate any inquiries or proposals regarding any merger, share exchange, consolidation, sale of assets, sale of shares of capital stock (including, without limitation, by way of a tender offer) or similar transactions involving the Company or any of its Subsidiaries that, if consummated, would constitute an Alternative Transaction (any of the foregoing inquiries or proposals, including the indication of any intention to propose any of the foregoing, being referred to herein as an “Alternative Proposal”), (ii) participate in any discussions or negotiations regarding an Alternative Transaction or (iii) enter into any agreement regarding any Alternative Transaction. Notwithstanding the foregoing, the Company Board shall be permitted, prior to the meeting of the Company stockholders to be held pursuant to Section 8.3, and subject to compliance with the other terms of this Section 8.11 and to first entering into a confidentiality agreement with the person proposing such Alternative Proposal on terms substantially similar to, and no less favorable to the Company than, those contained in the Confidentiality Agreement, to consider and participate in discussions with respect to a bona fide Alternative Proposal received by the Company, if and only to the extent that the Company Board reasonably determines in good faith after consultation with outside legal counsel that failure to do so would cause it to violate its fiduciary duties.

     As used in this Agreement, “Alternative Transaction” means any of (i) a transaction pursuant to which any person (or group of persons) (other than Parent or its affiliates) directly or indirectly, acquires or would acquire more than 25% of the outstanding shares of the Company or any of its Subsidiaries or outstanding voting power or of any new series or new class of preferred stock that would be entitled to a class or series vote with respect to a merger of the Company or any of its Subsidiaries whether from the Company or any of its Subsidiaries or pursuant to a tender offer or exchange offer or otherwise, (ii) a merger, share exchange, consolidation or other business combination involving the Company or any of its Subsidiaries (other than the Transaction), (iii) any transaction pursuant to which any person (or group of persons) (other than Parent or its affiliates) acquires or would acquire control of assets (including for this purpose the outstanding equity securities of subsidiaries of the Company and securities of the entity surviving any merger or business combination including any of the Company’s Subsidiaries) of the Company, or any of its Subsidiaries representing more than 25% of the fair market value of all the assets, net revenues or net income of the Company and its Subsidiaries, taken as a whole, immediately prior to such transaction, or (iv) any other consolidation, business combination, recapitalization or similar transaction involving the Company or any of its Subsidiaries, other than the transactions contemplated by this Agreement; provided that, for the purposes of Section 10.4 hereof, the applicable percentage in clauses (i) and (iii) of the definition of “Alternative Transaction” shall be 50% and any transaction contemplated by clauses (ii) and (iv) shall be limited to transactions to which the Company is a party and in which the stockholders of the Company immediately prior to the consummation thereof, as such, would not hold at least 50% of the total voting power of the surviving company in such transaction or of its publicly-traded parent corporation.

     (b) The Company shall notify Parent promptly (but in no event later than 24 hours) after receipt of any Alternative Proposal, or any material modification of or material amendment to any Alternative Proposal, or any request for nonpublic information relating to the Company or any of its Subsidiaries or for access to the properties, books or records of the Company or any Subsidiary by any Person or entity that informs the Company Board or any Subsidiary that it is considering making, or has made, an Alternative Proposal. Such notice to Parent shall be made orally and in writing, and shall indicate the identity of the Person making such Alternative Proposal or intending to make or considering making an Alternative Proposal or requesting non-public information or access to the books and records of the Company or any Subsidiary, and the material terms of any such Alternative Proposal or modification or amendment to an Alternative Proposal. The Company shall keep Parent fully informed, on a current basis, of any material changes in the status and any material changes or modifications in the terms of any such Alternative Proposal, indication or request. The Company shall also promptly, and in any event within 24 hours, notify Parent, orally and in writing, if it enters into discussions or negotiations concerning any Alternative Proposal in accordance with Section 8.11(a).

     (c) The Company and its Subsidiaries shall immediately cease and cause to be terminated any existing discussions or negotiations with any Persons (other than each other) conducted heretofore with respect to any of the foregoing, and shall use reasonable best efforts to cause all Persons other than the other party hereto who have been furnished confidential information regarding itself in connection with the solicitation of or discussions regarding a Alternative Proposal, as the case may be, within the 12 months prior to the date hereof promptly to return or destroy such information. The Company agrees not to, and to cause its Subsidiaries not to, release any third party from the confidentiality and standstill provisions of any agreement to which the Company or any of its Subsidiaries is or may become a party, and shall immediately take all steps necessary to terminate any approval that may have been heretofore given under any such provisions authorizing any person to make an Alternative Proposal.

     (d) The Company shall instruct the officers, directors and all agents and representatives (including any investment bankers, financial advisors, attorneys, accountants or other retained representatives) of the Company or its Subsidiaries to comply with the restrictions described in this Section 8.11 to the extent reasonably necessary to avoid violations thereof. It is understood that any violation of the restrictions set forth in this Section 8.11 by any officer, director, agent or representative (including any investment banker, financial advisor, attorney, accountant or other retained representative) of the Company or its Subsidiaries shall be deemed to be a breach of this Section 8.11 by the Company.

     (e) Nothing contained in this Section 8.11 shall prohibit the Company or its Subsidiaries from taking and disclosing to its stockholders a position required by Rule 14e-2(a) or Rule 14d-9 promulgated under the Exchange Act.

8.12 Structure of the Transaction. Parent may at any time change the method of effecting the Transaction if and to the extent requested by Parent and consented to by the Company (such consent not to be unreasonably withheld); provided, however, that no such change shall (i) alter or change the amount or kind of the Consideration provided for in this Agreement, (ii) adversely affect the Tax treatment of the Transaction with respect to the Company’s or Company Virginia Subs’ stockholders or (iii) materially impede or delay, or make less likely, the consummation of the Transaction.

8.13 Joinder Agreement. Promptly following the execution of this Agreement, (i) Parent shall form Parent Texas Sub as a Texas corporation under and in accordance with the TBCA, and Parent shall cause Parent Texas Sub to, and Parent Texas Sub shall, sign a joinder agreement to this Agreement and be bound hereunder and (ii) the Company shall form Company Virginia Sub as a Virginia corporation under and in accordance with the VSCA, and the Company shall cause Company Virginia Sub to, and Company Virginia Sub shall, sign a joinder agreement to this Agreement and be bound hereunder.

ARTICLE IX

CONDITIONS PRECEDENT

9.1 Conditions to Each Party’s Obligation To Effect the Transaction. The respective obligations of the parties to effect the Transaction shall be subject to the satisfaction at or prior to the Closing of the following conditions:

     (a) Stockholder Approval. Each of the Company Stockholder Approval and the Parent Shareholder Approval shall have been obtained.

     (b) Listing. The Parent ADSs to be issued to the holders of Company Common Stock upon consummation of the Transaction shall have been authorized for listing on the NYSE, such listing to be subject to (and only to become effective on) official notice of issuance.

     (c) F-4. The F-4 shall have become effective under the Securities Act and no stop order suspending the effectiveness of the F-4 shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC.

     (d) Prospectus Verification. The Prospectus shall have been verified by, and registered with, the NSEC.

     (e) Share Exchange. The filing of the necessary auditors’ report and the filing of the necessary report of the expert designated by the Commercial Registry relating to the fair value of the assets acquired by Parent in the Share Exchange shall have been filed or made.

     (f) No Injunctions or Restraints; Illegality. No order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition (an “Injunction”) preventing the consummation of the Transaction and the other transactions contemplated by this Agreement shall be in effect. No statute, rule, regulation, order, Injunction or decree shall have been enacted, entered, promulgated or enforced by any Governmental Entity that prohibits or makes illegal consummation of the Transaction.

9.2 Conditions to Obligations of Parent. The obligation of Parent to effect the Transaction is also subject to the satisfaction, or waiver by Parent, at or prior to the Exchange Effective Time, of the following conditions:

     (a) Representations and Warranties. Subject to the standard set forth in Section 11.2, the representations and warranties of the Company set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing as though made at and as of the Closing (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or another specified date shall be true and correct as of such date); and Parent shall have received a certificate signed on behalf of the Company by the Chief Executive Officer or the Chief Financial Officer of the Company to the foregoing effect.

     (b) Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing; and Parent shall have received a certificate signed on behalf of the Company by the Chief Executive Officer or the Chief Financial Officer of the Company to such effect.

     (c) Federal Tax Opinion. Parent shall have received the opinion of its counsel, Cleary Gottlieb Steen & Hamilton LLP, in form and substance reasonably satisfactory to Parent, dated as of the Closing Date, substantially to the effect that, on the basis of facts, representations and assumptions set forth in such opinion that are consistent with the state of facts existing at the Reincorporation Effective Time, the Exchange Effective Time and/or the Third Step Merger Effective Time, as the case may be, each of (i) the Reincorporation Merger and (ii) the Share Exchange and the Third Step Merger (taken together) will be treated as a reorganization within the meaning of Section 368(a) of the Code. In rendering such opinion, counsel may require and rely upon customary representations contained in certificates of officers of the Company, Company Virginia Sub and Parent.

     (d) Regulatory Approvals. Without duplication of any conditions set forth in Section 9.1, all regulatory approvals set forth in Section 6.4 required to consummate the transactions contemplated by this Agreement, including the Transaction, shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired (all such approvals and the expiration of all such waiting periods being referred as the “Parent Requisite Regulatory Approvals”), and no such regulatory approval shall have resulted in the imposition of any Materially Burdensome Regulatory Condition.

9.3 Conditions to Obligations of the Company. The obligation of the Company to effect the Transaction is also subject to the satisfaction or waiver by the Company at or prior to the Closing of the following conditions:

     (a) Representations and Warranties. Subject to the standard set forth in Section 11.2, the representations and warranties of Parent set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing as though made at and as of the Closing (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or another specified date shall be true and correct as of such date); and the Company shall have received a certificate signed on behalf of Parent by the Chief Executive Officer or the Chief Financial Officer of Parent to the foregoing effect.

     (b) Performance of Obligations of Parent. Parent shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing, and the Company shall have received a certificate signed on behalf of Parent by the Chief Executive Officer or the Chief Financial Officer of Parent to such effect.

     (c) Federal Tax Opinion. The Company shall have received the opinion of its counsel, Wachtell, Lipton, Rosen & Katz, in form and substance reasonably satisfactory to the Company, dated as of the Closing Date, substantially to the effect that, on the basis of facts, representations and assumptions set forth in such opinion that are consistent with the state of facts existing at the Reincorporation Effective Time, the Exchange Effective Time and/or the Third Step Merger Effective Time, as the case may be, each of (i) the Reincorporation Merger and (ii) the Share Exchange and the Third Step Merger (taken together) will be treated as a reorganization within the meaning of Section 368(a) of the Code and that the Share Exchange and the Third Step Merger (taken together) will not result in gain recognition to the shareholders of Company Virginia Sub pursuant to Section 367(a) of the Code. In rendering such opinion, counsel may require and rely upon customary representations contained in certificates of officers of the Company, Company Virginia Sub and Parent and may assume that any shareholder of Company Virginia Sub that is a U.S. person and a “five percent transferee shareholder” as defined in Treasury Regulation Section 1.367(a) -3(c)(5)(ii) will enter into a five-year gain recognition agreement in the form provided in Treasury Regulation Section 1.367(a)-8.

     (d) Regulatory Approvals. Without duplication of any conditions set forth in Section 9.1, all regulatory approvals set forth in Section 5.4 required to consummate the transactions contemplated by this Agreement, including the Transaction, shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired (all such approvals and the expiration of all such waiting periods being referred as the “Company Requisite Regulatory Approvals”).

ARTICLE X

TERMINATION AND AMENDMENT

10.1 Termination. This Agreement may be terminated at any time prior to the Reincorporation Merger Effective Time, whether before or after approval of the matters presented in connection with the Transaction by the stockholders of the Company or Parent:

     (a) by mutual consent of the Company and Parent in a written instrument authorized by the boards of directors of the Company and Parent, as determined by a vote of a majority of the members of each respective entire board of directors;

     (b) by either the Company or Parent, if any Governmental Entity that must grant a Parent Requisite Regulatory Approval or a Company Requisite Regulatory Approval has denied approval of the Transaction and such denial has become final and nonappealable or any Governmental Entity of competent jurisdiction shall have issued a final and nonappealable order permanently enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement;

     (c) by either the Company or Parent, if the Transaction shall not have been consummated on or before the first anniversary of the date of this Agreement unless the failure of the Closing to occur by such date shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth in this Agreement;

     (d) by either Parent or the Company (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein), if there shall have been a breach of any of the covenants or agreements (other than those set forth in Section 8.3 or Section 8.11) or any of the representations or warranties set forth in this Agreement on the part of the Company, in the case of a termination by Parent, or Parent, in the case of a termination by the Company, which breach, either individually or in the aggregate, would result in, if occurring or continuing on the Closing Date, the failure of the conditions set forth in Section 9.2 or 9.3, as the case may be, and which is not cured within 45 days following written notice to the party committing such breach or by its nature or timing cannot be cured within such time period;

     (e) by Parent, if (i) the Company shall have materially breached its obligations under Section 8.3 or Section 8.11, or (ii) the Company Board shall have (A) failed to recommend in the Proxy Statement the adoption of the agreement of merger set forth in this Agreement, (B) publicly withdrawn or modified, or publicly announced its intention to withdraw or modify, in any manner adverse to Parent, its recommendation that its stockholders approve or adopt this Agreement or (C) recommended any Alternative Proposal (or, in the case of clause (ii), resolved to take any such action), whether or not permitted by the terms hereof;

     (f) by the Company, if (i) Parent shall have materially breached its obligations under Section 8.3 or (ii) assuming receipt of the necessary report of the expert designated by the Commercial Registry relating to the fair value of the assets to be accepted by Parent in the Share Exchange and of the auditor designated by the Commercial Registry relating to the abolishment of the preemptive rights of holders of Parent Ordinary Shares, the Parent Board shall have failed to call an Extraordinary General Meeting of Parent to propose the Capital Increase or failed to propose such Capital Increase at such Extraordinary General Meeting (or, in the case of clause (ii), resolved to take any such action), whether or not permitted by the terms hereof;

     (g) by either Parent or the Company, if the Company Stockholder Approval is not obtained at the annual or special meeting of Company stockholders called for the purpose of obtaining such Company Stockholder Approval or at any adjournment or postponement thereof;

     (h) by either Parent or the Company, if the Parent Shareholder Approval is not obtained at the Annual General Meeting or Extraordinary General Meeting of Parent called for the purpose of obtaining such Parent Shareholder Approval or at any adjournment or postponement thereof;

     (i) by Parent, if the Company or any of its representatives shall have engaged in discussions with any other person in connection with an Alternative Proposal in compliance with the provisions of Section 8.11, and all such discussions with such person shall not have ceased within 20 business days of the first date of any of the foregoing actions.

     The party desiring to terminate this Agreement pursuant to any clause of this Section 10.1 (other than clause (a)) shall give written notice of such termination to the other party in accordance with Section 11.4, specifying the provision or provisions hereof pursuant to which such termination is effected.

10.2 Effect of Termination. In the event of termination of this Agreement by either the Company or Parent as provided in Section 10.1, this Agreement shall forthwith become void and have no effect, and none of the Company, Parent, any of their respective Subsidiaries or any of the officers or directors of any of them shall have any liability of any nature whatsoever under this Agreement, or in connection with the transactions contemplated by this Agreement, except that (i) Sections 8.2(b), 10.2, 10.3, 10.4, 11.3, 11.4, 11.5, 11.7, 11.8, 11.9 and 11.10 shall survive any termination of this Agreement, and (ii) neither the Company nor Parent shall be relieved or released from any liabilities or damages arising out of its willful breach of any provision of this Agreement.

10.3 Fees and Expenses. Except (i) as set forth in Section 10.4 and (ii) with respect to costs and expenses of printing and mailing the Proxy Statement and all filing and other fees paid to the SEC in connection with the Transaction, which shall be borne equally by the Company and Parent, all fees and expenses incurred in connection with this Agreement, the Transaction and the other transactions contemplated by this Agreement shall be paid by the party incurring such fees or expenses, whether or not the Transactions is consummated.

10.4 Termination Fee.

     (a) The Company shall pay to Parent a fee of $385 million (the “Fee”), if this Agreement is terminated as follows:

     (i) if (A) either party shall terminate this Agreement pursuant to Section 10.1(c) either (x) without the meeting of Company stockholders pursuant to Section 8.3 having been convened or (y) with such meeting of Company stockholders having been convened but the Company Stockholder Approval not having been obtained and (B) an Alternative Proposal shall have been publicly announced or otherwise communicated to the senior management or the Company Board after the date hereof, and shall not have been irrevocably withdrawn prior to the date specified in Section 10.1(c) (or, in the case of clause (A)(y), prior to the date of such meeting of Company stockholders), then the Company shall pay one-third of the Fee on the business day following such termination; and if any Alternative Transaction is consummated, or a definitive agreement with respect to any Alternative Transaction (a “Company Acquisition Agreement”) is entered into, within 12 months after the date of such termination, then the Company shall pay the remaining two-thirds of the Fee on the date of such consummation or Company Acquisition Agreement execution, whichever first occurs;

     (ii) if (A) this Agreement is terminated by either Parent or the Company pursuant to Section 10.1(g) and (B) an Alternative Proposal shall have been publicly announced or otherwise communicated to the senior management or the Company Board after the date hereof, and shall not have been irrevocably withdrawn prior to the date of such termination, then the Company shall pay one-third of the Fee on the business day following such termination; and if any Alternative Transaction is consummated, or a Company Acquisition Agreement is entered into, within 12 months after the date of such termination, then the Company shall pay the remaining two-thirds of the Fee on the date of such consummation or Company Acquisition Agreement execution, whichever first occurs;

     (iii) if (A) this Agreement is terminated by Parent pursuant to Section 10.1(d) as the result of a breach by the Company of its covenants or agreements set forth in this Agreement other than the covenants and agreements set forth in Section 8.3 or 8.11 and (B) an Alternative Proposal shall have been publicly announced or otherwise communicated after the date hereof to the senior management or the Company Board, and shall not have been irrevocably withdrawn prior to the occurrence of such breach, then the Company shall pay the Fee on the business day following such termination;

     (iv) if this Agreement is terminated by Parent pursuant to Section 10.1(e), then the Company shall pay the Fee within one business day after a demand for payment following the termination; or

     (v) if this Agreement is terminated by Parent pursuant to Section 10.1(i), and any Alternative Transaction is consummated, or a Company Acquisition Agreement is entered into, within 12 months after the date of such termination, then the Company shall pay the Fee within one business day after a demand for payment following the date of consummation or Company Acquisition Agreement execution, whichever first occurs.

     (b) If this Agreement is terminated by the Company pursuant to Section 10.1(f), then Parent shall pay the Fee within one business day after a demand for payment following the termination.

     (c) Each of the Company and Parent acknowledges that the agreements contained in this Section 10.4 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the other party would not enter into this Agreement; accordingly, if the Company fails promptly to pay the amount due pursuant to Section 10.4(a), or Parent fails promptly to pay the amount due pursuant to Section 10.4(b), and, in order to obtain such payment, the party owed such payment commences a suit which results in a judgment against the Company or Parent, as applicable, for the fee set forth in this Section 10.4, the Company or Parent, as applicable, shall pay to the other party its costs and expenses (including attorneys’ fees and expenses) in connection with such suit. In no event shall an amount greater than the Fee be payable pursuant to this Section 10.4. Each of the Company and Parent acknowledges that it is obligated to pay any amounts due pursuant to this Section 10.4 whether or not the stockholders of the Company have approved this Agreement or the stockholders of Parent have approved the Capital Increase.

10.5 Amendment. This Agreement may be amended by the parties, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with Transaction by the stockholders of the Company and Parent; provided, however, that after any approval of the transactions contemplated by this

Agreement by the stockholders of the Company or Parent, as the case may be, there may not be, without further approval of such stockholders, any amendment of this Agreement that requires such further approval under applicable law. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

10.6 Extension; Waiver. At any time prior to the Third Step Merger Effective Time, the parties, by action taken or authorized by their respective Board of Directors, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other party, (b) waive any inaccuracies in the representations and warranties contained in this Agreement or (c) waive compliance with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

ARTICLE XI

GENERAL PROVISIONS

11.1 Closing. Subject to the terms and conditions of this Agreement, the closing of the transactions contemplated hereby (the “Closing”) will take place at 10:00 a.m., local time, as promptly as practicable but in no event later than the third Business Day after the satisfaction or waiver (by the party entitled to grant such waiver) of the conditions (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions) set forth in Article VII, at a location to be agreed in New York, New York. The date of the Closing is referred to as the “Closing Date.”

11.2 Standard. No representation or warranty of the Company contained in Article V or of Parent contained in Article VI shall be deemed untrue or incorrect for any purpose under this Agreement, and no party hereto shall be deemed to have breached a representation or warranty for any purpose under this Agreement, in any case as a consequence of the existence or absence of any fact, circumstance or event unless such fact, circumstance or event, individually or when taken together with all other facts, circumstances or events inconsistent (disregarding for purposes of this Section 11.2 any materiality or Material Adverse Effect qualification contained in any representations or warranties) with any representations or warranties contained in Article V, in the case of the Company, or Article VI, in the case of Parent, has had or would be reasonably likely to have a Material Adverse Effect with respect to the Company or Parent, as the case may be. Notwithstanding the immediately preceding sentence, the representations and warranties contained in (x) Section 5.2(a) shall be deemed untrue and incorrect if not true and correct except to an immaterial (relative to Section 5.2(a) taken as a whole) extent, (y) Sections 5.2(b), 5.3(a), 5.3(b)(i), 5.7, 5.24, 5.26(a) and 5.26(b)(i), in the case of the Company, and Sections 6.2, 6.3(a), 6.3(b)(i), 6.7, 6.14, 6.15(a) and 6.15(b)(i), in the case of Parent, shall be deemed untrue and incorrect if not true and correct in all material respects and (z) Sections 5.8(a), in the case of the Company, and 6.8(a), in the case of Parent, shall be deemed untrue and incorrect if not true and correct in all respects.

11.3 Nonsurvival of Representations, Warranties and Agreements. None of the representations, warranties, covenants and agreements set forth in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Third Step Merger Effective Time, except for Section 8.8 and for those other covenants and agreements contained in this Agreement that by their terms apply or are to be performed in whole or in part after the Third Step Merger Effective Time.

11.4 Notices. All notices and other communications in connection with this Agreement shall be in writing and shall be deemed given if delivered personally, sent via facsimile (with confirmation), mailed by registered or certified mail (return receipt requested) or delivered by an express courier (with confirmation) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

if to the Company, to:

Compass Bancshares, Inc.
15 South 20th Street
Birmingham, Alabama 3523
Attention: Jerry W. Powell, Esq.
Facsimile: (205) 297-3403

with a copy to:

Balch & Bingham LLP
1901 Sixth Avenue North
Suite 2600
Birmingham, Alabama 35203
Attention: James F. Hughey, Esq.
Facsimile: (205) 488-5834

and:

Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, NY 10019
Attention: Edward D, Herlihy, Esq.
Lawrence S. Makow, Esq.
Facsimile: (212) 403-2000

and

If to Parent, to:
Banco Bilbao Vizcaya Argentaria, S.A.
Paseo de la Castellana, 81
Madrid, SPAIN
Attention: Eduardo Arbizu, Chief Legal Counsel
Facsimile: 011 34 91 374 4471

and

Attention: Gonzalo Toraño, Head of Corporate Development Department
Facsimile: 011 34 91 374 5021

and

BBVA USA, Inc.
Waterway Two
10001 Woodloch Forest Drive, Suite 610
The Woodlands, Texas 77380
Attention: Peter W. Paulsen, Executive Vice President, General Counsel
and Secretary
Facsimile: (832) 813-7732

and

Attention: Joaquin Gortari, Executive Vice President and Chief Financial
Officer
Facsimile: (832) 813-7731

With a copies to:

Cleary Gottlieb Steen & Hamilton LLP
1 Liberty Plaza, Suite 4300
New York, NY 10006
Attention: Victor I. Lewkow, Esq.
Facsimile: (212) 225-3999

and

Cleary Gottlieb Steen & Hamilton LLP
2000 Pennsylvania Avenue, NW
Washington, DC 20006
Attention: John C. Murphy, Jr., Esq. and Derek M. Bush, Esq.
Facsimile: (202) 974-1999

11.5 Interpretation. When a reference is made in this Agreement to Articles, Sections, Exhibits or Schedules, such reference shall be to an Article or Section of or Exhibit or Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” the Company Disclosure Schedule and the Parent Disclosure Schedule, as well as all other schedules and all exhibits hereto, shall be deemed part of this Agreement and included in any reference to this Agreement. This Agreement shall not be interpreted or construed to require any person to take any action, or fail to take any action, if to do so would violate any applicable law.

11.6 Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other party, it being understood that each party need not sign the same counterpart.

11.7 Entire Agreement. This Agreement (including the documents and the instruments referred to in this Agreement), together with the Confidentiality Agreement, constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter of this Agreement, other than the Confidentiality Agreement.

11.8 Governing Law; Jurisdiction. This Agreement shall be governed and construed in accordance with the internal laws of the State of New York applicable to contracts made and wholly-performed within such state, without regard to any applicable conflicts of law principles, except to the extent that it is mandatory, under the laws of Delaware, Virginia or Texas, respectively, that any of the DGCL, VSCA or TBOC, respectively, applies. The parties hereto agree that any suit, action or proceeding brought to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in any federal or state court located in New York County, New York. Each of the parties hereto submits to the jurisdiction of any such court in any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of, or in connection with, this Agreement or the transactions contemplated hereby and hereby irrevocably waives the benefit of jurisdiction derived from present or future domicile or otherwise in such action or proceeding. Each party hereto irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

11.9 Publicity. Neither the Company nor Parent shall, and neither the Company nor Parent shall permit any of its Subsidiaries to, issue or cause the publication of any press release or other public announcement with respect to, or otherwise make any public statement concerning, the transactions contemplated by this Agreement without the prior consent (which consent shall not be unreasonably withheld) of Parent, in the case of a proposed announcement or statement by the Company, or the Company, in the case of a proposed announcement or statement by Parent; provided, however, that either party may, without the prior consent of the other party (but after prior consultation with the other party to the extent practicable under the circumstances) issue or cause the publication of any press release or other public announcement to the extent required by law or by the rules and regulations of the NYSE and NASD.

11.10 Assignment; Third Party Beneficiaries. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned by either of the parties (whether by operation of law or otherwise) without the prior written consent of the other party. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by each of the parties and their respective successors and assigns. Except as otherwise specifically provided in Section 8.7, this Agreement (including the documents and instruments referred to in this Agreement) is not intended to and does not confer upon any person other than the parties hereto any rights or remedies under this Agreement.

Remainder of Page Intentionally Left Blank

     IN WITNESS WHEREOF, the Company and Parent have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.

BANCO BILBAO VIZCAYA
ARGENTARIA, S.A.

By: /s/ Gonzalo Toraño Vallina
Name: Gonzalo Toraño Vallina
Title: Head of Corporate Development

COMPASS BANCSHARES, INC.

By: /s/ D. Paul Jones, Jr.
Name: D. Paul Jones, Jr.
Title: Chairman and Chief Executive Officer

Signature Page to Transaction Agreement